                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT is made and entered into as of this 12th day of December, 1996, by and between CENTRAL PARKING CORPORATION, a Tennessee corporation ("CPC"), CENTRAL PARKING SYSTEM, INC., a Tennessee corporation ("CPS"), and CENTRAL PARKING SYSTEM REALTY, INC. a Tennessee corporation ("CPSR") (CPC, CPS, and CPSR are jointly and severally referred to herein as "Borrowers"), SUNTRUST BANK, NASHVILLE, N.A. ("STB"), and the other banks and lending institutions who become Lenders pursuant to Section 12.12 herein (STB and such other banks and lending institutions are referred to collectively as the "Lenders"), and SUNTRUST BANK, NASHVILLE, N.A., Agent in its capacity as agent for the Lenders and each successive agent for such Lenders as may be appointed from time to time pursuant to Article XII herein (the "Agent").

                                    RECITALS

         1. The Borrowers desire that the Lenders extend the Borrowers credit pursuant to the terms of this Credit Agreement.

         2. The Lenders are willing to extend the Borrowers credit pursuant to the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

         Article I. Definitions.

         As used in this Agreement, the following terms shall have the following meanings, unless the context expressly otherwise requires:

         The terms defined in this article have the meanings attributed to them in this article. Singular terms shall include the plural as well as the singular, and vice versa. Words of masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

         All references herein to a separate instrument are to such separate instrument as the same may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

         All accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made, in accordance with generally accepted accounting principles applied on a consistent basis. All references herein to "generally accepted accounting principles" refer to such principles as they exist at the date of application thereof.

         All references herein to designated "Articles", "Sections" and other subdivisions or to lettered Exhibits are to the designated Articles, Sections and other subdivisions hereof and the Exhibits annexed hereto unless the context otherwise clearly indicates. All Article, Section, other subdivision and Exhibit captions herein are used for reference only and in no way limit or describe the scope or intent of, or in any way affect, this Agreement.

                  "Advance" or "Advances" shall mean any and all amounts advanced by Lenders to or for the account of Borrowers hereunder or under the Revolving Credit Loan and all amounts advanced by the Swing Line Lender under the Swing Line Loan, including, without limitation, advances of loan proceeds, payments in overdraft, and amounts evidenced by Letters of Credit. The terms "Advance" and "Loan" are used interchangeably in this Agreement.

                  "Affiliate" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controls" and "controlled" have meanings correlative to the foregoing.

                  "Agent" means SunTrust Bank, Nashville, N.A. or its successor as appointed pursuant to the provisions of Article XII herein.

                  "Agreement" means this Credit Agreement (including all exhibits hereto) as the same may be modified, amended, or supplemented from time to time.

                  "Applicable Margin" means:

                           (i) From the Closing Date through that date which is
                  the earlier of the St. Louis JV Sale or April 30, 1997: 1.50% per annum;

                           (ii) From the earlier of the St. Louis JV Sale or April 30, 1997 through that date which is five (5) Business Days from Agent's receipt of CPC's quarterly consolidated Financial Statements for the period ending March 31, 1997: 1.25% per annum.

                           (iii) From that date which is five (5) Business Days
                  from Agent's receipt of CPC's quarterly consolidated Financial Statements for the period ending

                  March 31, 1997 through that date which is five (5) Business Days from Agent's receipt of a senior unsecured debt rating from Standard and Poor's Corporation or Moody's Investors Services, Inc. for CPC (on a consolidated basis), the Applicable Margin shall be determined in accordance with the following table:

                                 CPC's Ratio of
                               Funded Debt/EBITDA


CPC's Ratio of
  Funded Debt/
Total Capitalization                        >3.0              <3.0/>2.0        <2.0>1.0          <1.0

>0.50                                       1.25%             1.0%              .75%             .625%
-
<0.50/>040                                   1.0%             .75%             .625%            .50%
      -
<0.40/>0.30                                  .75%            .625%              .50%             .375%
      -
<0.30                                       .625%             .50%             .375%            .25%

                           For purposes of determining the Applicable Margin in
                  the table set forth above, CPC's ratios (as determined on a consolidated basis) of Funded Debt to EBITDA and Funded Debt to Total Capitalization will be measured quarterly on the Determination Date; and

                           (iv) From that date which is five (5) Business Days
                  from Agent's receipt of the senior unsecured debt rating from Standard and Poor's Corporation or Moody's Investors Services, Inc. for CPC (on a consolidated basis) until the Maturity Date, the Applicable Margin shall be based on the most recently published rating as follows:


                       Standard & Poor's                      Applicable
                      and Moody's Rating                         Margin

                      Lower than BB+ or Bal                   1.25% per annum
                      BB+ or Bal                              1.00% per annum
                      BBB- or Baa3                            .75% per annum
                      BBB or Baa2                             .50% per annum
                      BBB+ or Baal                            .375% per annum
                      A- or A3 or above                       .25% per annum

                  "Applicable Rate" means either the Base Rate Option or the LIBOR Rate Option, except in the case of an Advance under the Swing Line Loan, the Applicable Rate shall mean the Swing Line Rate.

                  "Assignment and Acceptance" means an Assignment and Acceptance form executed by a Lender assigning its interest in the Revolving Credit Loan, or any portion therein (other than as participation), to an Eligible Assignee in a form reasonably satisfactory to Agent.

                  "Base Rate" means the rate of interest equal to the higher of
         (i) the rate of interest most recently announced by Agent as its reference, base, or prime lending rate, as the case may be, for Dollar loans in the United States; or (ii) the Federal Funds Rate (as in effect from time to time) plus one-half of one percent (1/2%) per annum. The Base Rate is determined daily.

                  "Base Rate Option" shall mean that rate of interest equal to the Base Rate.

                  "Borrowers" shall have the same meaning attributed to that term in the preamble to this Agreement.

                  "Borrowing Request" means a request in the form of Exhibit A hereto submitted by CPC on behalf of Borrowers for an Advance as described in Section 2.05 of this Agreement.

                  "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks are authorized to close for business in New York City or the State of Tennessee and if the applicable Business Day relates to any Advances made under the LIBOR Rate Option, any day on which dealings are carried out in the London interbank market.

                  "Closing Date" means the 12th day of December, 1996.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

                  "Conditions Precedent" means those matters or events that must be completed or must occur or exist prior to Lenders' being obligated to fund any Advance, including, but not limited to, those matters described in Article V hereof.

                  "Consolidated Entity" or "Consolidated Entities" means: (a) the Borrowers, (b) all present and future Guarantors, (c) all present and future Subsidiaries, Controlled Partnerships, and Controlled LLC's of any of the Borrowers or Guarantors, and (d) any Person the financial statements of which are consolidated with any other Consolidated Entity identified in subparts (a), (b), and (c) hereof.

                  "Consolidated Net Income" shall mean for any fiscal period the consolidated net income before extraordinary items of CPC and all Persons whose financial statements are consolidated with those of CPC, as calculated in accordance with GAAP.

                  "Consolidated Net Worth" means the excess of (A) total assets over (B) total liabilities, for CPC and all Persons whose financial statements are consolidated with those of CPC, as determined in accordance with GAAP.

                  "Controlled LLC" means a limited liability company, the ownership and management of which is held by and/or controlled by any of the Borrowers or any Consolidated Entity.

                  "Controlled Partnership" means a general partnership or joint venture of which any of the Borrowers or any other Consolidated Entity is a general partner or joint venturer, or a limited partnership which has one of the Borrowers or any other Consolidated Entity as a general partner and with respect to which general partnership, joint venture, or limited partnership, the Borrowers or any other Consolidated Entity serving as general partner or joint venturer is entitled to receive not less than 51% of any distributions of cash or other Property made to the partners or joint venturers thereof.

                  "Debt" means, with respect to any Person, all obligations of such Person, contingent or otherwise, which in accordance with GAAP would be classified on a balance sheet of such Person as liabilities of such Person, but in any event including (a) liabilities secured by any mortgage, pledge or lien existing on Property owned by such Person and subject to such mortgage, pledge or lien, whether or not the liability secured thereby shall have been assumed by such Person, (b) all indebtedness and other similar monetary obligations of such Person, (c) all guaranties, obligations in respect of letters of credit, endorsements (other than endorsements of negotiable instruments for purposes of collection in the ordinary course of business), obligations to purchase goods or services for the purpose of supplying funds for the purchase or payment of Debt of others and other contingent obligations in respect of, or to purchase, or otherwise acquire, or advance funds for the purchase of, Debt of others, (d) all obligations of such Person to indemnify another Person to the extent of the amount of indemnity, if any, which would be payable by such Person at the time of determination of Debt and (e) all obligations of such Person under capital leases.

                  "Default Rate" means interest rate equal to two percent (2%) per annum above the Base Rate.

                  "Default" or "Event of Default" means the occurrence of any of the events specified in Section 8.01 hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

                  "Default Conditions" or "Default Condition" means the occurrence of any of the events specified in Section 8.03 hereof.

                  "Determination Date" shall be that date which is five (5) Business Days subsequent to Agent's receipt of CPC's most recent Financial Statements and most recent quarterly consolidated calculations of the Funded Debt to EBITDA Ratio and the Funded Debt to Total Capitalization Ratio.

                  "EBITDA" (Earnings Before Interest, Taxes, Depreciation and Amortization) means for CPC as determined on a consolidated basis, for any period, an amount equal to the sum of: (A) all pre-tax income, plus
         (B) depreciation, plus (C) amortization, plus (D) total interest expense (net of interest income).

                  "Eligible Assignee" means: (i) a commercial bank organized under the laws of the United States or any state thereof having total assets in excess of $1,000,000,000 or any commercial finance or asset based lending Affiliate of any such commercial bank which has complied with Section 12.12 herein, or (ii) any Lender.

                  "Environmental Law" means any federal, state, or local law, statute, ordinance, or regulation applicable or pertaining to health, industrial hygiene, waste materials, removal of waste materials, oil, gas, underground storage tanks, Hazardous Substances, other environmental conditions on, under, or affecting any of the Borrowers' Property.

                  "Equity Proceeds" means the net proceeds obtained by any Consolidated Entity through the public or private placement of shares of stock of any Consolidated Entity or the issuance of subordinated debt of any Consolidated Entity (the form, substance, and terms of which subordinated debt shall first be determined to be acceptable to Lenders).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

                  "Facing Fee" means the product of (a) .125% multiplied by (b) the face amount of any Letter of Credit.

                  "Federal Funds Rate" means for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Atlanta, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent.

                  "Financial Statements" means (i) the consolidated financial statement or statements of Borrowers and Consolidated Entities, described or referenced in Section 4.06 hereof and delivered with this Agreement to Agent for distribution to Lenders, and (ii) subsequent financial statements required to be provided pursuant to this Agreement.

                  "Fiscal Quarter" means each of the quarters of the Fiscal Year ending on the last day of each March, June, September, and December.

                  "Fiscal Year" or "Annually" means the twelve-month accounting period ending September 30th of each year and presently used by the Borrowers respectively as their fiscal year for accounting purposes.

                  "Funded Debt" shall mean, without duplication, all indebtedness for money borrowed, purchase money mortgages, capitalized leases, amounts evidenced by the aggregate face amount of all outstanding letters of credit, conditional sales contracts and similar title retention debt instruments, all Debt guaranteed by CPC and all Persons whose financial statements are consolidated with the financial statement of CPC, and all other direct and contingent Debt. The calculation of Funded Debt shall include all Funded Debt of CPC and all Persons whose financial statements are consolidated with the financial statements of CPC, plus all Funded Debt of other Persons, which has been guaranteed by CPC and any Person whose financial statements are consolidated with the financial statements of CPC or which is supported by a letter of credit issued for the account of CPC and any Person whose financial statements are consolidated with the financial statements of CPC, or as to which and to the extent which CPC and any other Person whose financial statements are consolidated with the financial statements of CPC or their assets have become liable for payment thereof.

                  "Funding Account" shall mean that certain account maintained by CPC with Agent, bearing account no. ________.

                  "GAAP" means generally accepted accounting principles in the United States.

                  "Guarantor" and "Guarantors" mean each and all of Central Parking Systems of the U.K. and all other Person described on Exhibit G herein.

                  "Guaranty" and "Guarantees" mean the guaranty agreements executed by each of the Guarantors in form and substance approved by Lenders.

                  "Hazardous Substances" means those substances included within the definition of hazardous substances, hazardous materials, toxic substances, or solid waste under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, et seq.; any applicable state law and in the regulations promulgated pursuant to such acts and laws, and such other substances, materials, and waste which are or become regulated under any Environmental Law.

                  "Interest Expense" shall mean the aggregate interest expense and amortization of deferred loan costs of CPC and all Persons whose financial statements are consolidated with the financial statement of CPC, on a consolidated basis for such period (calculated without regard to any limitations on the payment thereof), imputed interest on capitalized lease obligations of CPC and all Persons whose financial statements are consolidated with the financial statement of CPC, and net costs under interest rate protection agreements for CPC and all Persons whose financial statements are consolidated with the financial statements of CPC, all as determined in conformity with GAAP.

                  "Interest Rate Period" shall be applicable only to Advances calculated using the LIBOR Rate Option, and shall mean a one month, two month, three month, or six month time period selected by Borrowers pursuant to Section 2.04 herein. No Interest Rate Period may end on a date beyond the Maturity Date.

                  "Lender" or "Lenders" means STB, the other banks and lending institutions listed on the signature pages hereof and each permitted assignee thereof, if any, pursuant to Section 12.12, but shall not include any participant.

                  "Letter of Credit Application Agreement" means that certain Application and Agreement for Issuance of a Letter of Credit in the form of Exhibit B hereto or any other similar form required by the Agent appropriately completed by any one of the Borrowers pursuant to
         Section 2.02(a) herein.

                  "Letter of Credit Fee" means an amount equal to the product of: (a) the Applicable Margin effective as of the date the Letter of Credit is issued, multiplied by (b) the face amount of the Letter of Credit.

                  "Letters of Credit" has the same meaning as set forth in
         Section 2.02 herein.

                  "LIBOR Rate" means the offered rates for deposits in U.S. Dollars for, as applicable, either one (1) month periods, two (2) month periods, three (3) month periods, or six (6) month periods, as selected by Borrowers in accordance with the terms of

         Section 2.04, as quoted on the Telerate System subscribed to by Agent, and which appears on Telerate Page 3750 as of 11:00 a.m., London time, two (2) Business Days prior to the beginning of any applicable Interest Rate Period. If any of such one-month or two-month or three-month or six-month rate, as the case may be, is unavailable on the Telerate System, then such rate shall be determined by and based on any other interest rate reporting service of generally recognized standing designated in advance in writing by the Agent to the Borrowers.

                  "LIBOR Rate Option" means that rate of interest equal to the LIBOR Rate, plus the Applicable Margin.

                  "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale, or trust receipt or a lease, consignment, or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting the Property. For the purposes of this Agreement, Borrowers shall be deemed to be the owner of any Property that any of Borrowers has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

                  "Loan" or "Loans" means any borrowing by Borrowers under this Agreement, and/or any extension of credit by Lenders or Swing Line Lender to or for Borrowers pursuant to this Agreement, the Revolving Credit Loan, the Swing Line Loan, or any other Loan Document, including any renewal, amendment, extension, or modification thereof.

                  "Loan Documents" means, collectively, each document, paper or certificate executed, furnished or delivered in connection with this Agreement (whether before, at, or after the Closing Date), including, without limitation, this Agreement, the Revolving Credit Notes, the Swing Line Note, the Guarantees, and all other documents, certificates, reports, and instruments that this Agreement requires or that were executed or delivered (or both) at Agent's request.

                  "Majority Lenders" means those Lenders with an aggregate Pro Rata Share equal to 66 2/3%.

                  "Material Subsidiary" means any Consolidated Entity, now owned or hereafter existing or acquired, which has become a Guarantor and which comprises ten percent (10%) or more of CPC's EBITDA in any Fiscal Quarter.

                  "Maturity Date" for the Revolving Credit Loan and the Swing Line Loan shall mean the earlier of (i) January 31, 2000, or (ii) the date the repayment of either or both of the Revolving Credit Loan or Swing Line Loan is accelerated pursuant to Article VIII herein.

                  "Maximum Total Amount" means the principal amount of $150,000,000, as reduced to $120,000,000 pursuant to Section 2.01(b)
         herein and as further reduced to

         $85,000,000 pursuant to Section 2.01(c) herein, less the aggregate face amounts of all outstanding Letters of Credit, less the aggregate outstanding principal amount of the Swing Line Note.

                  "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Encumbrances" means: (i) taxes, assessments, and other governmental charges that are not delinquent or that are being contested in good faith by appropriate proceedings duly pursued; (ii) mechanic's, materialmen's, contractors', landlords', or other similar Liens arising in the ordinary course of business, securing obligations that are not delinquent or that are being contested in good faith by appropriate proceedings duly pursued; and (iii) restrictions, exceptions, reservations, easements, and restrictive covenants affecting any of Borrowers' real property and that do not materially and adversely affect such real property.

                  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government, or any agency or political subdivision thereof, or any other form of entity.

                  "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by the Borrowers or any Consolidated Entity and covered by Title IV of ERISA or to which
         Section 412 of the Code applies.

                  "Principal Office" means the principal office of the Agent located at 201 Fourth Avenue North, Nashville, Tennessee 37219.

                  "Pro Rata Share" means the percentage of interest held by each of the Lenders as set forth opposite their respective signature hereto, as such percentage may be adjusted from time to time as a result of assignments or amendments made pursuant to this Agreement.

                  "Property" or "Properties" means any interest in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible.

                  "Revolving Credit Loan" means the aggregate amount of all Advances under the Revolving Credit Notes.

                  "Revolving Credit Loan Commitment" means, relative to any Lender, such Lender's obligation to make Advances pursuant to Section 2.01(a) of this Agreement.

                  "Revolving Credit Note" and "Revolving Credit Notes" means, as the context may require: (a) any of the revolving credit notes executed by the Borrowers, jointly and severally, payable to the order of any Lender, substantially in the form of Exhibit C hereto, originally in the principal amounts each such Lender's Pro Rata Share bears to the Maximum Total Amount, evidencing the aggregate indebtedness of the Borrowers to such Lender resulting from the outstanding Revolving Credit Loan, as each such Revolving Credit Note may from time to time be amended, increased, decreased, extended, renewed, restated, and/or changed in any way, and all other promissory notes accepted from time to time in amendment, renewal, payment and/or substitution thereof and/or therefor, and/or (b) collectively, all of the foregoing.

                  "Square Industries, Inc. Acquisition" means the acquisition by CPC of a controlling interest in Square Industries, Inc., a New York corporation, all as described on Exhibit D hereto.

                  "St. Louis JV Sale" has the meaning set forth on Exhibit D-1 hereto.

                  "Subsidiary" means any corporation of which more than fifty percent (50%) of the issued and outstanding Voting Stock is owned or controlled at the time as of which any determination is being made directly or indirectly by any Person.

                  "Swing Line Lender" shall mean the Agent and its successors and assigns.

                  "Swing Line Loan" means all Advances made under the Swing Line Note up to the Swing Line Subcommitment.

                  "Swing Line Note" means the revolving credit note of the Borrowers, jointly and severally, payable to the order of the Swing Line Lender, in substantially the form of Exhibit E hereto, in the principal amount of up to $5,000,000 issued pursuant to Section 2.03 herein, as such may be from time to time supplemented, modified, amended, renewed or extended.

                  "Swing Line Rate" shall be a rate of interest equal to the LIBOR Rate Option for one-month periods plus one-half of one percent (.50%) per annum.

                  "Swing Line Subcommitment" shall mean $5,000,000.

                  "Total Capitalization" means an amount equal to the sum of Funded Debt plus Consolidated Net Worth.

                  "Voting Stock" means securities of any class of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions).

         Article II. The Credit.

         Section 2.01 The Revolving Credit Loan. (a) Subject to the conditions and pursuant to the terms of the Loan Documents and in reliance upon the representations, warranties, and covenants set forth in the Loan Documents, in the aggregate for all Lenders up to the Maximum Total Amount and on any Business Day occurring prior to the Maturity Date, each Lender severally agrees to make Advances (relative to such Lender) to the Borrowers under the Revolving Credit Loan equal to such Lender's Pro Rata Share of the aggregate amount of the borrowing of total Advances requested by the Borrowers to be made on such day (that are not requested by the Borrowers to be made under the Swing Line Loan).

         (b) On or prior to February 28, 1997, the Borrowers shall cause the Maximum Total Amount to be permanently reduced to a principal amount of no greater than $120,000,000; provided that if the Borrowers fail to permanently reduce the Maximum Total Amount to an amount no greater than $120,000,000 on or before February 28, 1997, the Borrowers shall pay to Agent no later than March 1, 1997 for distribution to Lenders based on their Pro Rata Share a one-time commitment fee equal to $225,000. Should the Borrowers fail to permanently reduce the Maximum Total Amount to an amount no greater than $120,000,000 on or before February 28, 1997 and should the Borrowers pay to Agent the commitment fee of $225,000 no later than March 1, 1997, then the Maximum Total Amount may remain at $150,000,000 until the earlier of the St. Louis JV Sale or April 30, 1997, at which time the Maximum Total Amount shall be reduced to $120,000,000. Should the Borrowers comply with the terms of the immediately preceding sentence, but should the Borrowers fail to reduce the Maximum Total Amount to $120,000,000 on or before the earlier of the St. Louis JV Sale or April 30, 1997, then the Borrowers shall be deemed to have breached their agreements contained herein and an Event of Default shall be deemed to exist. Should the Borrowers fail to permanently reduce the Maximum Total Amount to an amount no greater than $120,000,000 on or before February 28, 1997 and should the Borrowers fail to pay to Agent the commitment fee of $225,000 by March 1, 1997, then the Borrowers shall be deemed to have breached their agreements contained herein and an Event of Default shall be deemed to exist.

         (c) Notwithstanding any provision contained herein or in any Revolving Credit Note to the contrary, the Borrowers shall cause the Maximum Total Amount to be permanently reduced to a principal amount of no greater than $85,000,000 upon the earlier to occur of: (i) September 30, 1997, or (ii) notification by Borrowers to Agent that the Square Industries, Inc. Acquisition will not occur, or (iii) notification by Borrowers to agent that the Square Industries, Inc. Acquisition will occur only as a transaction in which the Borrowers exchange shares of stock for a controlling interest in Square Industries, Inc., or (d) CPC raises Equity Proceeds of at least $35,000,000.

         At any time not more than ten (10) Business Days prior to September 30, 1997 and not less than five (5) Business Days prior to September 30, 1997, the Borrowers may request that the Lenders extend the date set forth in subpart (i) of the preceding paragraph from September 30, 1997 to December 31, 1997. The Borrowers shall submit such a request in writing delivered to Agent and accompanied by a $50,000 extension fee. The Lenders have no obligation to extend the date, but in the event that the Lenders, in the exercise of their sole discretion, agree to extend the date set forth in subpart
(i) above, the Agent shall so notify the Borrowers in writing prior to September 30, 1997 and the Agent shall distribute the $50,000 extension fee to the Lenders based on their Pro Rata Share. In the event that the Lenders elect not to extend the date set forth in subpart (i) above, the Agent shall so notify the Borrowers in writing prior to September 30, 1997 and the Agent shall return the extension fee to the Borrowers together with such notice.

         In the event that the Lenders extend the date in subpart (i) above to December 31, 1997, then at any time not more than ten (10) Business Days prior to December 31, 1997 and not less than five (5) Business Days prior to December 31, 1997, the Borrowers may request that the Lenders extend the date set forth in subpart (i), as previously extended, from December 31, 1997 to March 31, 1998. The Borrowers shall submit such a request in writing delivered to Agent and accompanied by a $50,000 extension fee. The Lenders have no obligation to extend the date, but in the event that the Lenders, in the exercise of their sole discretion, agree to extend the date, the Agent shall so notify the Borrowers in writing prior to December 31, 1997 and the Agent shall distribute the $50,000 extension fee to the Lenders based on their Pro Rata Share. In the event that the Lenders elect not to extend the date to March 31, 1998, the Agent shall so notify the Borrowers in writing prior to December 31, 1997 and the Agent shall return the extension fee to the Borrowers together with such notice.

         (d) The Maximum Total Amount available to be advanced under the Revolving Credit Loan shall be reduced dollar-for-dollar by the sum of: (i) the face amount of any outstanding Letter of Credit, and (ii) the principal amount outstanding from time to time under the Swing

Line Note. In no event shall the Borrowers permit the sum of (x) the face amount of outstanding Letters of Credit; plus (y) the outstanding principal amount of the Swing Line Note, plus (z) the outstanding principal amount of the Revolving Credit Loan to exceed the Maximum Total Amount.

         (e) On the terms and subject to the conditions hereof and the Revolving Credit Notes, and provided no Event of Default or Default Condition shall have occurred, the Borrowers, jointly and severally, may borrow, repay, and reborrow under the Revolving Credit Loan.

         (f) The failure of any Lender to make an Advance under its Revolving Credit Loan Commitment shall not relieve any other Lender of its obligations, if any, hereunder to make Advances under such Lender's Revolving Credit Loan Commitment, but no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender on the date of any requested borrowing.

         Section 2.02 Letters of Credit. (a) Provided no Event of Default or Default Condition exists, and subject to the terms and conditions of the Loan Documents, the Lenders have agreed that the Agent on behalf of the Lenders will issue to third party beneficiaries on Borrowers' account (or on the account of any one of the entities comprising the Borrowers), standby letters of credit ("Letters of Credit") in the face amount of up to $40,000,000 in the aggregate; provided and except, the Borrowers agree that subsequent to January 31, 1997, Borrowers shall cause the aggregate amount of all outstanding Letters of Credit to be reduced to a cumulative, aggregate face amount equal to no more than $15,000,000. Subsequent to January 31, 1997, Agent on behalf of the Lenders shall not be required to issue Letters of Credit in an aggregate face amount exceeding $15,000,000. In connection with the issuance of each Letter of Credit, the Borrowers shall complete a Letter of Credit Application Agreement, and such other documentation in form and substance as required by Agent, and the Borrowers shall cause the Guarantors to guarantee the Borrowers' performance of such agreements pursuant to a guaranty in form and substance as required by Agent.

         (b) In connection with the issuance of any Letter of Credit, the Borrowers shall pay to Agent a Letter of Credit Fee calculated on a twelve (12) month basis and to be apportioned and paid by Agent to each of the Lenders pursuant to the Pro Rata Share of each Lender; provided that if the term of any Letter of Credit is in excess of twelve (12) months, the Letter of Credit Fee shall be increased to include the time period in excess of twelve (12) months; provided that the Letter of Credit Fee for the $36,400,000 Letter of Credit issued in connection with the St. Louis JV Sale shall not be annualized but shall be based on the time period measured from the date of issuance to the expiration date.

         (c) In connection with the issuance of any Letter of Credit, the Borrowers shall pay to Agent a Facing Fee calculated on a twelve (12) month basis and to be retained by Agent; provided that if the term of any Letter of Credit is in excess of twelve (12) months, the Facing Fee shall be increased to include the time period in excess of twelve (12) months; provided that the Facing Fee for the $36,400,000 Letter of Credit issued in connection with the St. Louis JV Sale shall not be annualized but shall be based on the time period measured from date of issuance to the expiration date.

         (d) The Borrowers hereby authorize CPC to act as their agent to request from Agent the issuance of any Letter of Credit. Any request for the issuance of a Letter of Credit shall be accompanied by a Letter of Credit Application Agreement. The Agent agrees to use its best efforts to issue and deliver to CPC on behalf of the Borrowers (or any one of them) each requested Letter of Credit within three (3) Business Days following submission by CPC of a properly completed Letter of Credit Application Agreement.

         (e) No Letter of Credit shall be issued for a term that extends beyond the Maturity Date. The language of each Letter of Credit, including the requirements for a draw thereunder, shall be subject to the reasonable approval of the Agent.

         (f) The issuance of any Letter of Credit shall reduce the Borrowers' ability to receive Advances under the Revolving Credit Loan. Additionally, any payment by Agent under a Letter of Credit shall be treated as an Advance under the Revolving Credit Loan, and the terms and provisions of repayment shall be treated as an Advance under the Revolving Credit Loan.

         (g) The Lenders shall participate in all Letters of Credit requested by CPC on behalf of the Borrowers. Each Lender, upon issuance of a Letter of Credit by the Agent, shall be deemed to have purchased without recourse a risk participation from the Agent in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its Pro Rata Share of all obligations under such Letter of Credit and shall absolutely, unconditionally, and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Agent therefor and discharge when due, its Pro Rata Share of all obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Agent has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Agent its Pro Rata Share of such unreimbursed drawing in same day funds on the day of notification by the Agent of an unreimbursed drawing. The obligation of each Lender to so reimburse the Agent shall be absolute and unconditional and shall not be affected by the occurrence of a Default Condition or an Event of Default or any other occurrence or event.

         Section 2.03 Swing Line Loan.

                  (a) Swing Line Subcommitment. Subject to and upon the terms and conditions herein set forth, the Swing Line Lender severally establishes in favor of the Borrowers, its Swing Line Subcommitment. The Swing Line Lender, subject to and upon the terms and conditions set forth herein, from time to time, agrees to make to the Borrowers Advances under the Swing Line Loan in an aggregate principal amount outstanding at any time not to exceed the Swing Line Subcommitment. Borrowers, jointly and severally, shall be entitled to repay and reborrow Advances under the Swing Line Loan in accordance with the provisions hereof and the Swing Line Note.

                  (b) Amount and Terms of Swing Line Loan. Each Advance under the Swing Line Loan shall be made from the Swing Line Lender at the Swing Line Rate in accordance with the borrowing procedure specified in
         Section 2.05(c). Each Advance under the Swing Line Loan shall be in a principal amount of not less than $100,000 and shall be in multiples of $100,000. The Borrowers, jointly and severally, shall be required to repay any Advance made under the Swing Line Loan in full within thirty
         (30) days after the Advance is made.

                  (c) Repayment of Swing Line Loan by Revolving Credit Loan. If
         (i) after giving effect to any request for an Advance, the aggregate principal amount of the Revolving Credit Loan (including the face amount of all outstanding Letters of Credit), plus Advances under the Swing Line Loan would exceed the maximum amount of the respective Revolving Credit Note held by the Swing Line Lender, or (ii) there are any outstanding Advances under the Swing Line Loan upon the occurrence of an Event of Default, then each Lender hereby agrees, upon the request of the Swing Line Lender, to make an Advance under the Revolving Credit Loan in an amount equal to such Lender's Pro Rata Share of the outstanding principal amount of the Swing Line Loan (the "Refundable Swing Line Loan") outstanding on the date such notice is given. On or before 11:00 a.m. (Nashville, Tennessee time) on the first Business Day following receipt by each Lender of a request to make the Advances referenced in the preceding sentence, each such Lender (other than the Swing Line Lender) shall deposit in an account specified by the Agent to the Lenders from time to time the amount as requested in same day funds, whereupon such funds shall be immediately delivered to the Swing Line Lender (and not the Borrowers) and applied to repay the Refundable Swing Line Loan. On the day such Advances are made by the Lenders, the Swing Line Lender's Pro Rata Share of the Refundable Swing Line Loan shall be deemed to be paid with the proceeds of the Advance made by the Swing Line Lender. Upon the making of any Advance under the Revolving Credit Loan pursuant to this subpart (c), the amount so funded shall become due under each Lender's Revolving Credit Note and shall no longer be owed under the Swing Line Note. Additionally, the Applicable Rate on such Refundable Swing Line Loan shall be the LIBOR Rate Option, calculated on a one month Interest Rate Period. Each Lender's obligation to make Advances under its Revolving Credit Note referred to in this subpart (c) shall be absolute and unconditional and shall not be affected by any circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                  (d) Purchasing of Participations. In the event that (i) the Borrowers or any Guarantor is subject to any bankruptcy or insolvency proceedings, or (ii) if the Swing

         Line Lender otherwise requests, each Lender shall acquire without recourse or warranty an undivided participation interest in the Swing Line Loan equal to such Lender's Pro Rata Share by paying to the Swing Line Lender, in same day funds, an amount equal to such Lender's Pro Rata Share of the Swing Line Loan. From and after the date on which any Lender purchases an undivided participation interest in the Swing Line Loan pursuant to this clause, the Swing Line Lender shall distribute to such Lender (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participation interest is outstanding and funded) its ratable amount of all payments of principal and interest in respect of the Swing Line Loan in like funds as received; provided, however, that in the event such payment received by the Swing Line Lender is required to be returned to the Borrower, such Lender shall return to the Swing Line Lender the portion of any amounts which such Lender had received from the Swing Line Lender in like funds. Section 2.04 Interest Rate.

                  (a) The Applicable Rate for Advances under the Revolving Credit Loan shall either be the Base Rate Option or the LIBOR Rate Option, as selected by Borrowers pursuant to the procedure specified in parts (b) and (c) below. The applicable Rate for the Swing Line Loan shall be the Swing Line Rate.

                  (b) So long as the Borrowers comply with Section 2.05 herein, the Borrowers may elect that any Advance under the Revolving Credit Loan shall bear interest at either the Base Rate Option or the LIBOR Rate Option. In the event that the Borrowers fail to designate an Applicable Rate, or in the event the Borrowers fails to make an interest rate election in strict compliance herewith, then it shall be conclusively presumed that the Borrowers have selected the LIBOR Rate Option with a one (1) month Interest Rate Period.

                  (c) Within two (2) Business Days prior to the expiration of any applicable Interest Rate Period, the Borrowers shall designate a new Applicable Rate. In the event that the Borrowers fails to designate a new Applicable Rate within two (2) Business Days prior to the expiration of any applicable Interest Rate Period, then it shall be conclusively presumed that the Borrowers have selected the LIBOR Rate Option with a one (1) month Interest Rate Period as the Applicable Rate to be effective on the expiration of such Interest Rate Period.

                  (d) In the event that the Borrowers select the Base Rate Option as the Applicable Rate, then the Base Rate Option shall remain effective until two (2) Business days subsequent to the date Agent receives notice that Borrowers have elected to change the Applicable Rate to a LIBOR Rate Option.

                  (e) Upon the occurrence of an Event of Default, the indebtedness described herein and all obligations hereunder shall bear interest at the Default Rate.

                  (f) All interest shall be calculated on the basis of a 360-day year and actual days elapsed.

         Section 2.05 Borrowing Procedure. (a) In General. The Borrowers hereby authorize CPC to act as their agent to request from Agent all Advances, and the Borrowers authorize the Agent to cause all Advances to be deposited into the Funding Account. Neither the Agent nor the Lenders shall have any obligation to ensure that CPC distributes Advances in any particular manner. Neither the Agent nor the Lenders shall have any liability to any of the Borrowers or to any Person arising out of or in connection with the manner in which CPC distributes or disburses monies from the Funding Account. Any one of the Persons who hold the following titles at CPC is authorized to request an
Advance: Chairman of the Board of Directors, President, or Chief Financial Officer.

         (b) Revolving Credit Loan. CPC shall give the Agent at least three (3) Business Day's prior written notice of a proposed Advance under the Revolving Credit Loan by presentation of a Borrowing Request. With regard to requests for Advances under the Revolving Credit Loan, the following shall apply: (a) in the event that the Borrowers designate the Base Rate Option as the Applicable Rate, the requested Advance must be in a minimum amount of $500,000 and in increments of $100,000; and (b) in the event the Borrowers designate the LIBOR Rate Option as the requested Applicable Rate, the requested Advance must be in a minimum amount of $5,000,000 and in increments of $500,000.

         (c) Swing Line Note. CPC may give the Agent oral notice of a request for an Advance under the Swing Line Note no later than 11:00 A.M. (Nashville, Tennessee time) followed by facsimile transmission sent to Agent. Borrowers shall specify that such request is a request under the Swing Line Note, and subject to availability under the Swing Line Note and provided the request is made no later than 11:00 A.M. (Nashville, Tennessee time), the Agent shall make the Advance by crediting the Funding Account no later than the close of business on the day of the borrowing. With regard to requests for Advances under the Swing Line Loan, the following shall apply: Advances shall be in a minimum amount of $100,000 and in increments of $100,000.

         (d) No Liability. The Agent and the Lenders shall have no liability to Borrowers (or to any of them) arising out of their compliance with the borrowing procedure specified in this Section 2.05, except for acts of gross negligence or willful misconduct.

         (e) Warranty. The giving of notice on behalf of CPC that the Borrowers are requesting an Advance shall constitute a warranty by the Borrowers that as of the date of the request and as of the date the Advance is made: (i) no Event of Default or Default Condition has occurred; and (ii) the representations and warranties contained in Article IV of this Agreement remain true, correct, and accurate, except that the representation contained in Section 4.13 herein shall not be deemed to be a continuing representation.

         Section 2.06 Use of Proceeds. Proceeds of the Revolving Credit Loan and the Swing Line Loan shall be used to finance the acquisition of four (4) parking garages in the St. Louis, Missouri area, to finance the Square Industries, Inc. Acquisition, to fund Borrowers' working capital and capital expenditures needs, for Borrowers' general corporate purposes, and to repay and to cancel all outstanding amounts owed to STB under a $20,000,000 credit facility.

         Section 2.07 Participation. Any Lender shall have the right to enter into one or more participation agreements with one or more Affiliates, banks, or financial institutions on such terms and conditions as such Lender shall deem advisable. Borrowers shall furnish a sufficient number of copies of reports and certificates to Lenders so that Lenders and each participating lender shall receive a copy of each such document.

         Section 2.08 Term of This Agreement. This Agreement shall be binding on the Borrowers so long as any portion of the indebtedness described herein remains outstanding, provided and except, Borrowers' representations, warranties, and indemnity agreements shall survive the payment in full of such indebtedness.

         Section 2.09 Payments to Principal Office; Debit Authority. Each payment under the Revolving Credit Loan shall be made without defense, setoff, or counterclaim to Agent at its Principal Office in U.S. Dollars for the account of Lenders and in immediately available funds before 1:00 p.m. (Nashville, Tennessee time) on the date such payment is due. The Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any deposit account of any of the Borrowers with the Agent. Each payment under the Swing Line Loan shall be made to Agent at its Principal Office in U.S. Dollars and in immediately available funds before 1:00 p.m. (Nashville, Tennessee time) on the date such payment is due.

         Section 2.10

                  (a) Required Prepayment. Whenever the aggregate amount outstanding under the Revolving Credit Loan exceeds the Maximum Total Amount, the Borrowers shall immediately pay to Lenders such amounts as may be necessary to cause the aggregate principal amount outstanding under the Revolving Credit Loan to be equal to or less than the Maximum Total Amount. Whenever the amount outstanding under any individual Revolving Credit Note exceeds the maximum amount permitted to be outstanding under such Revolving Credit Note, the Borrowers shall immediately pay to the respective Lender such amounts as may be necessary to cause the principal amount outstanding under such Revolving Credit Note to be equal to or less than such Revolving Credit Note's maximum permitted amount; and whenever the amount outstanding under the

         Swing Line Note exceeds the maximum amount permitted to be outstanding under the Swing Line Loan, Borrowers shall immediately pay to Agent such amounts as may be necessary to cause the principal amount outstanding under the Swing Line Note to be equal to or less than the maximum amount permitted to be outstanding under the Swing Line Loan;

                  (b)      Optional Prepayment.

                           (i) Upon ten (10) days prior written notice delivered
                  from Borrowers to Agent, the Borrowers may prepay the Revolving Credit Notes and/or the Swing Line Note in whole or in part with accrued interest to the date of such prepayment or the amount prepaid, provided that each partial prepayment shall be in a principal amount of not less than $5,000,000 in the case of the Revolving Credit Notes and $10,000 in the case of the Swing Line Note. Any such prepayments shall be subject to payment of the amounts described in Section 2.11, in the manner set forth therein, but not to any other prepayment charge, fee or premium. All prepayments will be applied first to unpaid expenses (if any), then to breakage costs (if any), then to accrued interest, then to principal in the inverse order of maturity, allocated, in the case of the Revolving Credit Notes, pro-rata among the Revolving Credit Notes.

                           (ii) Upon ten (10) days prior written notice
                  delivered from Borrowers to Agent, the Borrowers may permanently reduce the maximum principal amount that may be borrowed under the Revolving Credit Loan; provided that such reduction shall be in a principal amount of at least $5,000,000 and in integrals of

                  $1,000,000 and provided that such reduction shall also be subject to the amounts described in Section 2.11 herein. In the event that a permanent reduction is made by the Borrowers in the amount that may be borrowed under the Revolving Credit Loan, the Maximum Total Amount and the Revolving Credit Loan Commitment shall be reduced accordingly.

         Section 2.11 Funding Losses. The Borrowers shall compensate each Lender, upon such Lender's written request to the Borrowers (which request shall set forth the basis for requesting such amounts in reasonable detail and which request shall be made in good faith and which request, in the event of a prepayment under Section 2.10(b), shall be delivered no later than five (5) days prior to the date of prepayment), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Loans to which a LIBOR Rate applies in either case to the extent not recovered by such Lender in connection with the reemployment of such funds and including loss of anticipated profits), which such Lender may sustain if (a) any repayment (including mandatory prepayments) of any amounts to which the LIBOR Rate Option applies occurs on a date that is not the last Business Day of a month (in the case of Advances to which the one-month LIBOR Rate applies) or on the last Business Day of the second month after the beginning of a two-month term (in the case of Advances to which the two-month LIBOR Rate applies) or the last Business Day of the third month after the beginning of a three-month term (in the case of Advances to which the three-month LIBOR Rate applies), or on the last Business Day of the sixth month after the beginning of a six-month term (in the case of Advances to which the six-month LIBOR Rate applies), and/or (b) Borrowers fail to borrow any Advance requested to be borrowed in a

Borrowing Request after submitting such Borrowing Request, it being understood that Borrowers shall not be liable for consequential or incidental losses, expenses or liabilities.

         Section 2.12 Apportionment of Payments. Aggregate principal and interest payments in respect of Advances under the Revolving Credit Loan shall be apportioned among all outstanding Revolving Credit Loan Commitments to which such payments relate proportionately to the Lenders' respective Pro Rata Share of such Revolving Credit Loan Commitments. In the event the Agent receives payment under the Revolving Credit Loan prior to 1:00 P.M. (Nashville, Tennessee time), then the Agent shall distribute to each Lender its share of all such payments received by the Agent no later than the end of the Business Day following the Business Day of Agent's receipt of such payments. Payments received subsequent to 1:00 P.M. (Nashville, Tennessee time) shall be treated as received on the next succeeding Business Day.

         Payments received by Agent for the Swing Line Loan shall not be apportioned, but shall be delivered to the Swing Line Lender.

         Section 2.13 Sharing of Payments, Etc. If any Lender shall obtain any payment or reduction (including, without limitation, any amounts received as adequate protection of a deposit treated as cash collateral under the Bankruptcy
Code) of the indebtedness relating to Advances under the Revolving Credit Loan (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Pro Rata Share of payments or reductions of the Revolving Credit Loan, such Lender shall forthwith (a) notify each of the other Lenders and Agent of such receipt, and (b) purchase from the other Lenders such participations in the Revolving Credit Loan as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, ratably with each of them, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest unless the Lender obligated to return such funds is required to pay interest on such funds. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

         Section 2.14 Right of Offset, Etc. Each of the Borrowers hereby agree that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim the Lenders may otherwise have, the Lenders shall be entitled, at their option, to offset balances held by any of them at any of their offices against any principal of or interest on the indebtedness described herein which is not paid when due by reason of a failure by the Borrowers to make any payment when due to such Lender (regardless whether such balances are then due to the Borrowers), in which case such offsetting Lender shall promptly notify the Borrowers, provided that its failure to give such notice shall not affect the validity thereof.

         Section 2.15 Commitment Fee. Commencing on March 31, 1997 and on the last day of each Fiscal Quarter thereafter and on the Maturity Date, the Borrowers shall pay to the Agent for distribution to the Lenders based on their Pro Rata Share a commitment fee equal to one quarter of one percent (.25%) per annum calculated on the average unused portion of the Revolving Credit Loan for the preceding Fiscal Quarter (or portion thereof); provided that the payment made on March 31, 1997 shall be for a time period from the Closing Date to March 31, 1997. The commitment fee shall be calculated based on a year of 360 days.

         Section 2.16 Usury. The parties to this Agreement intend to conform strictly to applicable usury laws as presently in effect. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America and the State of Tennessee), then, in that event, notwithstanding anything to the contrary in any Loan Document or agreement executed in connection with the indebtedness described herein, Borrowers, Agent, and Lenders agree as follows: (i) the aggregate of all consideration that constitutes interest under applicable law which is contracted for, charged, or received under any of the Loan Documents or agreements, or otherwise in connection with the indebtedness described herein, shall under no circumstance exceed the maximum lawful rate of interest permitted by applicable law, and any excess shall be credited on the indebtedness by the holder thereof (or, if the indebtedness described herein shall have been paid in full, refunded to Borrowers); and (ii) in the event that the maturity of the indebtedness described herein is accelerated as a result of any Event of Default or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount of interest permitted by applicable law, and excess interest, if any, for which this Agreement provides, or otherwise, shall be cancelled automatically as of the date of such acceleration or prepayment and, if previously paid, shall be credited on the indebtedness described herein (or, if the indebtedness shall have been paid in full, refunded to Borrowers).

         Section 2.17 Interest Rate Not Ascertainable, Etc. In the event that the Agent shall in good faith have determined that on any date for determining the LIBOR Rate, by reason of any changes arising after the date of this Agreement affecting the London interbank market or the Agent's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate, then, and in any such event, the Agent shall forthwith give notice (by telephone confirmed in writing) to the Borrowers of such determination and a summary of the basis for such determination. At the expiration of any Interest Rate Period then in effect and until the Agent notifies the Borrowers that the circumstances giving rise to the suspension described herein no longer exist (which notice shall be given forthwith after such determination is made by the Agent), all Loans shall bear interest at the Base Rate Option.

         Section 2.18 Illegality. (a) In the event that the Agent shall have determined any time that the making or continuance of any Advance bearing interest at the LIBOR Rate Option has become unlawful by compliance by any of the Lenders in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, the Agent shall give prompt notice (by telephone confirmed in writing) to the Borrowers of such determination and a summary of the basis for such determination.

         (b) Upon the giving of the notice to the Borrower referred to in
Section 2.18(a), the Borrowers' right to elect a LIBOR Rate Option shall be immediately suspended, and all Advances shall bear interest at the Base Rate Option.

         Section 2.19 Increased Costs. (a) If by reason of (i) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (ii) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

                  (A) the Agent or any Lender shall be subject to any tax, duty or other charge with respect to any Advances bearing interest at the LIBOR Rate Option (all such Advances being collectively referred to as the "LIBOR Loans") or its obligation to make LIBOR Loans, or the basis of taxation of payments to the Agent or any Lender of the principal of or interest on its LIBOR Loans or its obligation to make LIBOR Loans shall have changed (except for changes in the tax on the overall net income of the Agent or such Lender, or similar taxes, pursuant to the laws of jurisdictions with taxing authority over the Agent or such Lender); or

                  (B) any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Agent or any Lender shall be imposed or deemed applicable or any other condition affecting its LIBOR Loans or its obligation to make LIBOR Loans shall be imposed on the Agent or any Lender or the London interbank market;

and as a result thereof there shall be any increase in the cost to the Agent or any Lender of agreeing to make or making, funding or maintaining LIBOR Loans (except to the extent already included in the determination of the interest rate for LIBOR Loans), or there shall be a reduction in the amount received or receivable by the Agent or any Lender, then the Borrowers shall from time to time, upon written notice from and demand in good faith by the Agent on the Borrowers, pay to the Agent for the account of the Lenders (or any Lender) within five (5) Business Days after the date of such notice and demand, additional amounts sufficient to indemnify the Agent or such Lender against such increased cost; provided, however, that nothing in this section shall require Borrowers to indemnify the Agent or any Lender for withholding taxes.

         (b) If the Agent shall in good faith determine that at any time, because of the circumstances described in Section 2.19(a)(i) or (ii) arising after the date of this Agreement affecting the Agent or any Lender or the London interbank market or the Agent or any Lender's position in such market, the calculations for the interest rates for LIBOR Loans as determined by the Agent or any Lender will not adequately and fairly reflect the cost to the Agent or any Lender of funding such LIBOR Loans, the Agent shall forthwith give notice (by telephone confirmed in writing) to the Borrowers of such advice, and a summary of the basis for such determination, and then, and in any such event and until Agent notifies the Borrowers that such circumstances no longer exist (which notice shall be given forthwith after such determination is made by the Agent):

                  (i) The Borrowers' right to request, and the Agent's and any Lender's obligation to make or permit portions of the indebtedness described herein to remain outstanding past the last day of the then current Interest Rate Period as LIBOR Loans shall be immediately suspended; and

                  (ii) After the last day of the then-current Interest Rate Period, all indebtedness described herein shall bear interest at the Base Rate Option.

         Section 2.20 Extension. Upon the written request of Borrowers given at any time between December 1st through December 31st, 1999, the Lenders, with the written consent of all other

Lenders, may agree to extend the term of this Agreement until January 31, 2001. Agent shall provide Borrowers with notice of Lenders' decision prior to January 31, 2000.

         Article III. Guarantors.

         Section 3.01 Guarantors. The joint and several obligations of the Borrowers under the Loan Documents shall be guaranteed jointly and severally by each of the Guarantors pursuant to the Guarantees.

         Article IV. Representations and Warranties.

         To induce Lenders to enter this Agreement and extend credit under this Agreement, the Borrowers covenant, represent and warrant to Lenders that as of the date hereof:

         Section 4.01 Corporate Existence. Each of the Borrowers is a corporation duly organized, legally existing, and in good standing under the laws of the state of its incorporation, and each of the Borrowers is duly qualified as a foreign corporation in all jurisdictions in which the Property owned or the business transacted by it makes such qualification necessary, except where failure to so qualify does not have a material adverse effect on any of the Borrowers, their respective business, or their respective Properties. The Borrowers will not commence doing business in any state unless and until the Borrowers shall have qualified to do business in such state.

         Section 4.02 Power and Authorization. Each of the Borrowers is duly authorized and empowered to execute, deliver, and perform under all Loan Documents; the respective board of directors of the Borrowers has authorized the Borrowers to execute and perform under the Loan Documents; and all other corporate and shareholder action on Borrowers' part required for the due execution, delivery, and performance of the Loan Documents has been duly and effectively taken.

         Section 4.03 Binding Obligations. This Agreement is, and the Loan Documents when executed and delivered in accordance with this Agreement will be, legal, valid and binding upon and against the Borrowers and their respective Properties enforceable in accordance with their respective terms, subject to no defense, counterclaim, set-off, or objection of any kind.

         Section 4.04 No Legal Bar or Resultant Lien. The Borrowers' execution, delivery and performance of the Loan Documents do not constitute a default under, and will not violate any provisions of the articles of incorporation (or charter), bylaws, articles of organization, and/or operating agreement of the respective Borrowers, any contract, agreement, law, regulation, order, injunction, judgment, decree, or writ to which any of the Borrowers is subject, or result in the creation or imposition of any Lien upon any Properties of any of the Borrowers.

         Section 4.05 No Consent. The Borrowers' execution, delivery, and performance of the Loan Documents do not require the consent or approval of any other Person.

         Section 4.06 Financial Condition. The Financial Statements which have been delivered to Lenders for each of the Borrowers dated September 30, 1995 have been prepared in accordance with GAAP consistently applied, and the Financial Statements present fairly the financial condition of Borrowers as of the date or dates and for the period or periods stated therein. No material adverse change in the financial condition of any of the Borrowers has occurred since the date of the most recent Financial Statements.

         Section 4.07 Investments, Advances, and Guarantees. None of the Borrowers nor any of the Consolidated Entities has made investments in, advances to, or guaranties of the obligations of any Person, or committed or agreed to undertake any of these actions or obligations, except as referred to or reflected in the Financial Statements.

         Section 4.08 Liabilities and Litigation. None of the Borrowers nor any of the Consolidated Entities has any material liabilities (individually or in the aggregate) direct or contingent, except as referred to or reflected in the Financial Statements. There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of Borrowers threatened against or affecting the Borrowers or any of the Consolidated Entities that involves the possibility of any judgment or liability not fully covered by insurance and that may materially and adversely affect the business or the Properties of any of the Borrowers or the Consolidated Entities or their respective ability to carry on their business as now conducted.

         Section 4.09 Taxes; Governmental Charges. The Borrowers and each of the Consolidated Entities have filed or caused to be filed all tax returns and reports required to be filed and have paid all taxes, assessments, fees, and other governmental charges levied upon each of them or upon any of their respective Properties or income, which are due and payable, including interest and penalties. The Borrowers and each of the Consolidated Entities have made all required withholding deposits.

         Section 4.10 No Default. None of the Borrowers nor any of the Consolidated Entities is in default in any respect that materially and adversely affects its business, Properties, operations, or condition, financial or otherwise, under any indenture, mortgage, deed of trust, credit agreement, note, agreement, or other instrument to which any of the Borrowers or any of the Consolidated Entities is a party or by which any of them or their Properties are bound. None of the Borrowers nor any of the Consolidated Entities is in violation of their respective Articles of Incorporation (or Charter), Bylaws, Articles of Organization, or operating agreements. No Default Conditions hereunder have occurred or are continuing as of the date hereof.

         Section 4.11 Compliance with Laws, Etc. The Borrowers and the Consolidated Entities are not in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which any of the Borrowers or any of their respective Properties is subject in any respect that materially and adversely affects their respective business, Properties, or financial condition. The Borrowers and the Consolidated Entities have not failed to obtain any license, permit, franchise, or other governmental authorization necessary to the ownership of any of their respective Properties or to the conduct of their business, which if not obtained would have or has a material, adverse effect on any of the Borrowers or Consolidated Entities. All improvements on the real estate owned by, leased to, or used by Borrowers and the Consolidated Entities conform in all material respects to all applicable state and local laws, zoning and building ordinances and health and safety ordinances, and such real estate is zoned for the various purposes for which such real estate and improvements thereon are presently being used.

         Section 4.12 ERISA. Each of the Borrowers and each of the Consolidated Entities is in compliance in all material respects with the applicable provisions of ERISA. None of the Borrowers nor any of the Consolidated Entities has incurred any "accumulated funding deficiency" within the meaning of ERISA which is material, and none of the Borrowers nor any of the Consolidated Entities has incurred any material liability to PBGC in connection with any Plan.

          Section 4.13 Consolidated Entities. The current Consolidated Entities are depicted on Exhibit H hereto. Each of the Consolidated Entities is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite power and authority, licenses, permits, and authorizations necessary to own Property and to carry on its business as now being conducted, and is qualified to do business in every jurisdiction required by law, except in those instances where the failure to be so qualified or to obtain such licenses, permits, and authorizations does not have a material adverse effect on such Consolidated Entity.

         Section 4.14 No Material Misstatements. No information, exhibit, or report furnished or to be furnished by Borrowers to Lender in connection with this Agreement, contain any material misstatement of fact or fail to state any material fact, the omission of which would render the statements therein materially false or misleading.

         Section 4.15 Solvency. Each of the Borrowers is solvent. Each of the Borrowers is generally paying its debts as they mature and the fair value of Borrowers' assets substantially exceeds the sum total of their respective liabilities.

         Section 4.16 Regulation U. None of the Borrowers is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. No part of the indebtedness described herein shall be used at any time to purchase or to carry margin stock within the meaning of Regulation U or to extend credit to others for the purpose of purchasing or carrying any margin stock if to do so would cause the Lenders to violate the provisions of Regulation U.

         Section 4.17 Filings. To the date hereof, CPC has filed all reports and statements required to be filed with the Securities and Exchange Commission. As of their respective dates, the reports and statements referred to above complied in all material respects with all rules and regulations promulgated by the Securities and Exchange Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.18 Title, Etc. Each of the Borrowers and each of the Consolidated Entities has good title to its Properties, free and clear of all Liens except those referenced or reflected in the Financial Statements, and except for any defects in title which would not have a material adverse effect on the business, Properties, financial condition or operations of the Borrowers and the Consolidated Entities or on the ability of the Borrowers to perform their respective obligations under this Agreement or any of the other Loan Documents. Borrowers and the Consolidated Entities possess all trademarks, copyrights, trade names, patents, licenses, and rights therein, adequate for the conduct of its business as now conducted and presently proposed to be conducted, except for such that would not have a material adverse effect on the business, Properties, financial condition or operations of the Borrowers or the Consolidated Entities or on the ability of the Borrowers to perform their respective obligations under this Agreement or any of the other Loan Documents.

         Section 4.19 Investment Company Act. None of the Borrowers nor any of the Consolidated Entities is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         Section 4.20 Personal Holding Company; Subchapter S. None of the Borrowers are a "personal holding company" as defined in Section 542 of the Code, and none of the Borrowers are a "Subchapter S" corporation within the meaning of the Code.

         Article V. Conditions Precedent.

         Section 5.01 Initial Conditions. Lenders' obligation to extend credit and to issue any Letter of Credit and Swing Line Lender's obligation to make an Advance under the Swing Line Loan hereunder is subject to the Conditions Precedent that Agent shall have received (or agreed in writing to waive or defer receipt of) all of the following, each duly executed, dated and delivered as of the date hereof, in form and substance satisfactory to Agent and its counsel:

                  (a) Notes and Loan Documents. This Agreement, the Revolving Credit Notes, the Swing Line Note, the Guarantees of each of the Guarantors, any Letter of Credit Application Agreements, and other documents executed in connection with this Agreement (the "Loan Documents").

                  (b) Resolutions. Certified copies of resolutions of the Board of Directors of each of the corporate Borrowers and each of the Guarantors authorizing or ratifying the execution, delivery, and performance, respectively, of Loan Documents to which each is a party.

                  (c) Certificate of Existence. A certificate of existence of each of the Borrowers and each of the Guarantors from the state or commonwealth in which each of the Borrowers and Guarantors is incorporated or organized, which certificate shall contain no facts objectionable to Agent.

                  (d) Consents, Etc. Certified copies of all documents evidencing any necessary corporate action, consents, and governmental approvals (if any) with respect to this Agreement and the Loan Documents.

                  (e) Officer's Certificate. A certificate of the secretary or any assistant secretary of each of the Borrowers and each of the Guarantors certifying: (i) the names of the officer or officers of each of the Borrowers and each of the Guarantors authorized to sign the respective Loan Documents, together with a sample of the true signature of such officer(s), and (ii) as to representations and warranties of, and litigation involving, each of the Borrowers and each of the Guarantors.

                  (f) Charter and By-Laws and Organizational Documents. A copy of each of the Borrowers' and the Guarantors' respective by-laws and charter or articles of incorporation and/or articles of organization and operating agreement, if applicable, (including all amendments thereto) certified by the secretary or any assistant secretary of each of the Borrowers and Guarantors, as applicable, and in the case of the charter or articles of incorporation, by the Secretary of State of the state or commonwealth in which each of the Borrowers and the Guarantors is incorporated, as being true and complete copies of the current charter or articles of incorporation and by-laws of each of the Borrowers.

                  (g) Attorneys Opinion Letter. An opinion letter from counsel to the Borrowers and the Guarantors opining as to such matters as required by Agent.

                  (h) Payment of Fees, Etc. Payment of all outstanding fees and expenses to Agent, Swing Line Lender, or any Lender, including all of Agent's reasonable legal fees.

                  (i) Other. Such other documents as Agent may reasonably request.

         Section 5.02 All Borrowings. The Lenders' obligation to extend credit pursuant to this Agreement and to issue any Letter of Credit and Swing Line Lender's obligation to make an Advance under the Swing Line Loan is subject to the following additional Conditions Precedent which shall be met each time an Advance under the Revolving Credit Loan (including the request for the issuance of a Letter of Credit) or the Swing Line Note is requested and an Advance is made:

                  (a) The representations of each of the Borrowers contained in
         Article IV are true and correct as of the date of the requested Advance, with the same effect as though made on the date additional funds are advanced; (b) There has been no material adverse change in any of the Borrowers' consolidated financial condition or other condition since the date of the last borrowing hereunder; (c) No Default Conditions and no Event of Default have occurred and continue to exist; (d) No material litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by any of the Borrowers to the Agent prior to the date of the execution and delivery of this Agreement is pending or known to be threatened against any of the Borrowers or the Consolidated Entities and no material development not so disclosed has occurred in any litigation, arbitration proceedings or governmental proceedings so disclosed, which could reasonably be expected to adversely affect the financial position or business of any of the Borrowers or the Consolidated Entities or impair the ability of any of the Borrowers to perform their respective obligations under this Agreement or any other Loan Documents.

         Article VI. Affirmative Covenants.

         Each of the Borrowers covenants that, during the term of this Agreement (including any extensions hereof) and until all indebtedness described herein shall have been finally paid in full, unless Agent shall otherwise first consent in writing, each of the Borrowers shall:

         Section 6.01 Financial Statements and Reports. Promptly furnish to Agent and to each Lender:

                  (a) Annual Reports. As soon as available, and in any event within ninety (90) days after the close of each Fiscal Year of each of the Borrowers, the audited consolidated Financial Statements of CPC setting forth the audited consolidated balance sheets of CPC as at the end of such year, and the audited consolidated statements of income, statements of cash flows, and statements of retained earnings of CPC for such year, setting forth in each case in comparative form (beginning when comparative data are available) the corresponding figures for the preceding Fiscal Year accompanied by the report of CPC's certified public accountants, and by an unaudited consolidating balance sheet and unaudited consolidating statements of income, and statements of retained earnings of CPC and of each of the Borrowers duly certified by CPC's chief financial officer as being correct reflections of the information used for the audited consolidated Financial Statements. The audit opinion in respect of the Financial Statements of Borrowers shall be the opinion of a firm of independent certified public accountants acceptable to Agent and shall be accompanied by such certificates as reasonably required by Agent;

                  (b) Quarterly and Year-to-Date Reports. As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter, the consolidated balance sheets of CPC and of each of the Borrowers as of the end of such Fiscal Quarter, and the consolidated and consolidating statements of income of CPC and of each of the Borrowers for such quarter and for a period from the beginning of the Fiscal Year to the close of such Fiscal Quarter, all certified by the chief financial officer or chief accounting officer of CPC and of each of the Borrowers as being true and correct to the best of his or her knowledge;

                  (c) Compliance Reports. As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter, the calculations by Borrowers of the financial covenants contained in
         Article VII A herein, all in a format similar to that described on Exhibit F hereto, along with a certificate of compliance certified by the president or chief financial officer of CPC stating that such officer has no knowledge of any Event of Default or Default Condition, or if such officer has obtained such knowledge, disclosing the nature, details, and period of existence of such event;

                  (d) SEC Filings and Public Information. At the same time as they are filed with the Securities and Exchange Commission, copies of CPC's 10-Q and 10-K reports; and

                  (e) Other Information. Promptly upon its becoming available, such other material information about Borrowers, Guarantors, or the indebtedness described herein as Agent may reasonably request from time to time.

All such balance sheets and other Financial Statements referred to in Sections 6.01(a) and (b) hereof shall conform to GAAP on a basis consistent with those of previous Financial Statements.

         Section 6.02 Annual Certificates of Compliance. Concurrently with the furnishing of the annual Financial Statements pursuant to Section 6.01(a) hereof, furnish or cause to be furnished to Agent and each Lender a certificate of compliance in a form reasonably satisfactory to Agent prepared by one of the nationally recognized "Big Six" accounting firms stating that in making the examination necessary for their audit they have obtained no knowledge of any Default Condition or Event of Default, or event which, after notice or lapse of time (or both), would constitute a Default Condition or Event of Default or, if they have obtained such knowledge, disclosing the nature, details, and period of existence of such event.

         Section 6.03 Taxes and Other Liens. Pay and discharge promptly all taxes, assessments, and governmental charges or levies imposed upon any of the Borrowers or the Consolidated Entities or upon any of their respective income or Property as well as all claims of any kind (including claims for labor, materials, supplies, and rent) which, if unpaid, might become a Lien upon any or all of any of the Borrowers' Property; provided, however, that neither the Borrowers nor any of the Consolidated Entities shall be required to pay any such tax, assessment, charge, levy, or claim if the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if the Borrowers or the Consolidated Entities, as applicable, shall establish reserves therefor adequate under GAAP.

         Section 6.04 Maintenance.

                  (a) Maintain and cause each Consolidated Entity to maintain its corporate, partnership, joint venture, limited partnership, and/or limited liability company existence, name, rights, and franchises;

                  (b) observe and comply and cause each Consolidated Entity to observe and comply (to the extent necessary so that any failure will not materially and adversely affect the business or Property of the Borrowers or the Consolidated Entities) with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, and requirements of all federal, state, county, municipal, and other governments; and

                  (c) maintain and cause each Consolidated Entity to maintain its Property (and any Property leased by or consigned to it or held under title retention or conditional sales contracts) in good and workable condition at all times and make all repairs, replacements, additions, and improvements to its Property reasonably necessary and proper to ensure that the business carried on in connection with its Property may be conducted properly and efficiently at all times.

         Section 6.05 Further Assurances. Promptly cure any defects in the creation, issuance, and delivery of the Loan Documents. Borrowers at their expense promptly will execute and deliver to Agent upon request all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of Borrowers in the Loan Documents, or to correct any omissions in the Loan Documents, all as may be reasonably necessary or appropriate in connection therewith.

         Section 6.06 Performance of Obligations.

                  (a) Pay the indebtedness described herein according to the terms of the Loan Documents; and

                  (b) do and perform, and cause to be done and to be performed, every act and discharge all of the obligations provided to be performed and discharged by Borrowers under the Loan Documents, at the time or times and in the manner specified.

         Section 6.07 Insurance. Maintain and continue to maintain, and cause each Consolidated Entity to maintain and continue to maintain, with financially sound and reputable insurers, insurance satisfactory in type, coverage and amount to Agent against such liabilities, casualties, risks, and contingencies and in such types and amounts as is customary in the case of corporations engaged in the same or similar businesses and similarly situated. Upon request of Agent, Borrowers will furnish or cause to be furnished to Agent from time to time a summary of the insurance coverage of Borrowers and the Consolidated Entities in form and substance satisfactory to Agent and if requested will furnish Agent copies of the applicable policies.

         Section 6.08 Accounts and Records. Keep books of record and account, in which full, true, and correct entries will be made of all dealings or transactions in accordance with GAAP, except only for changes in accounting principles or practices with which Borrowers' certified public accountants concur and which changes have been reported to Agent in writing and with an explanation thereof.

         Section 6.09 Right of Inspection. Permit and cause each Consolidated Entity to permit any officer, employee, or agent of Agent or any Lender as may be designated by Agent to visit and inspect any of the Property of Borrowers or the Consolidated Entities, to examine

Borrowers' and the Consolidated Entities' books of record and accounts, to take copies and extracts from such books of record and accounts, and to discuss the affairs, finances, and accounts of Borrowers and the Consolidated Entities with the respective officers, accountants, and auditors of Borrowers and the Consolidated Entities, all at such reasonable times and as often as Agent may reasonably desire.

         Section 6.10 Notice of Certain Events. Promptly notify Agent if any of the Borrowers learns of the occurrence of (i) any event that constitutes a Default Condition or Event of Default together with a detailed statement by a responsible officer of the steps being taken as a result thereof; or (ii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture, or other evidence of Debt of any of the Borrowers or any of the Consolidated Entities with respect to a claimed default, together with a detailed statement by a responsible officer of the respective Borrowers or Consolidated Entities specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the affected Borrowers or Consolidated Entities are taking or proposes to take with respect thereto; or (iii) any legal, judicial, or regulatory proceedings affecting Borrowers or Consolidated Entities in which the amount involved is material and is not covered by insurance or which, if adversely determined, would have a material and adverse effect on the business or the financial condition of any of the Borrowers or any of the Consolidated Entities; or (iv) any dispute between any of the Borrowers or Consolidated Entities and any governmental or regulatory authority or any other Person, entity, or agency which, if adversely determined, might interfere with the normal business operations of the Borrowers or the Consolidated Entities; or (v) any material adverse changes, either individually or in the aggregate, in the assets, liabilities, financial condition, business, operations, affairs, or circumstances of any of the Borrowers or the Consolidated Entities from those reflected in the Financial Statements or from the facts warranted or represented in any Loan Document.

         Section 6.11 ERISA Information and Compliance. Comply and cause each of the Consolidated Entities to comply with ERISA and all other applicable laws governing any pension or profit sharing plan or arrangement to which any of the Borrowers or any of the Consolidated Entities is a party. The Borrowers shall provide and shall cause each of the Consolidated Entities to provide Agent with notice of any "reportable event" or "prohibited transaction" or the imposition of a "withdrawal liability" within the meaning of ERISA.

         Section 6.12 Management. Give immediate notice to Agent of any material change in the management of any of the Borrowers.

         Section 6.13 Additional Guarantees. Within thirty (30) days after any of the Borrowers or any of the Consolidated Entities acquires any Person that is or becomes a Consolidated Entity; Borrowers shall cause such new Consolidated Entity to execute a Guaranty in the form of the Guarantees executed by the Guarantors, and to deliver to Agent such Guarantees and other documents, instruments and items with respect thereto that are similar to those documents, instruments and items delivered by the Guarantors with regard to their Guarantees. Additionally, in such case Agent shall, should Lender so request, be entitled to receive a counsel's opinion letter issued by counsel acceptable to Agent regarding such matters involving such Consolidated Entity as may be required by Agent. Immediately upon any Person becoming a Consolidated Entity, Borrowers shall give notice thereof to Agent. Borrowers shall pay the costs and expenses, including without limitation Agent's legal fees and expenses, in connection with the preparation, negotiation, execution and review of the Guaranty of such Consolidated Entity and the other items described in this Section.

         Section 6.14 Permitted Acquisitions, Investments, Loans and Advances. Provided that no breach, default, Default Condition or Event of Default has occurred under this Agreement or any of the other Loan Documents, and provided that no "Event of Default" has occurred under any Guaranty, Borrowers may make the following acquisitions, investments, loans and advances without the necessity of obtaining the consent of Agent or any Lender (but Borrowers agree to deliver prompt notice thereof to Agent and to each Lender, with such information relative thereto as Agent may request):

                  (a) Acquisitions for a value of $10,000,000 or less per acquisition, of Property to be wholly-owned by any of the Borrowers, or of a Person that will be a wholly-owned Subsidiary of any of the Borrowers;

                  (b) Investments, loans, and advances made to Borrowers and to any Guarantors; and

                  (c) Prior to December 31, 1997, investments, loans and advances to any Consolidated Entity that is not a Borrower or a Guarantor in an aggregate, outstanding cumulative amounts and/or an aggregate, outstanding cumulative value equal to $20,000,000.00 or less; provided that subsequent to December 31, 1997, investments, loans, and advances to Consolidated Entities that are not a Borrower or a Guarantor shall not exceed an aggregate, outstanding cumulative amount and/or an aggregate, outstanding cumulative value equal to $15,000,000, or less.

                  Borrowers agree that if any loan, acquisition, advance or investment is made or paid for by the transfer or exchange of Property other than cash, the amount of such loan, acquisition, advance or investment shall be deemed to have been made in an original principal or capital amount equal to the lesser of (i) the book value or (ii) the fair market value of such Property as determined by Agent.

         Section 6.15 Equity Proceeds. Give to Agent five (5) Business Days prior notice of any proposed transaction intended to raise Equity Proceeds.

         Article VII. Negative Covenants.

         Each of the Borrowers covenants and agrees that, during the term of this Agreement and any extensions hereof and until the indebtedness described herein has been paid and satisfied in full, unless Agent shall otherwise first consent in writing, the Borrowers will not, either directly or indirectly, and will not allow any of the Consolidated Entities to:

         Section 7.01 Debts, Guarantees, and Other Obligations. Incur, create, assume, or in any manner become or be liable with respect to any Debt; provided that subject to all other provisions of this Article VII, the foregoing prohibitions shall not apply to:

                  (a) Any indebtedness to Swing Line Lender or to Lenders as set forth in this Credit Agreement;

                  (b) liabilities, direct or contingent, of any of the Borrowers and Consolidated Entities existing on the date of this Agreement that are referenced or reflected in the Financial Statements;

                  (c) endorsements of negotiable or similar instruments for collection or deposit in the ordinary course of business;

                  (d) trade payables or similar obligations (other than for borrowed money or purchase money obligations) from time to time incurred in the ordinary course of business not to exceed amounts historically and customarily incurred by the Borrowers;

                  (e) taxes, assessments, or other governmental charges that are not assessed or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if Borrowers shall have made any reserve therefor required by GAAP;

                  (f) unsecured indebtedness (direct or contingent) to others in excess of $15,000,000 in the aggregate; provided that subsequent to December 31, 1997, unsecured indebtedness (direct or contingent) to others shall not exceed $10,000,000 in the aggregate; and

                  (g) indebtedness owed by one of the Borrowers to another of the Borrowers or owed by any of the Guarantor to one of the Borrowers or to another Guarantor.

         Section 7.02 Liens. Create, incur, assume, or permit to exist any Lien on any of their respective Property (real, personal, or mixed now owned or hereafter acquired) except, subject to all other provisions of this Article, the foregoing restrictions shall not apply to:

                  (a) Liens securing the payment of any of the indebtedness described in this Credit Agreement; and

                  (b) Permitted Encumbrances.

         Section 7.03 Investments, Loans, and Advances Make or permit to remain outstanding any loans or advances to or investments in any Person, except that, subject to all other provisions of this Article, the foregoing restriction shall not apply to:

                  (a) investments in direct obligations of the United States of America or any agency thereof;

                  (b) investments in direct obligations of any political subdivisions of the United States of America or any State of the United States of America having a senior unsecured senior debt rating from Standard and Poor's Corporation or Moody's Investors Services, Inc. of AA or better;

                  (c) investments in commercial paper of the highest credit rating of Standard and Poor's Corporation or Moody's Investors Services, Inc., or upon the discontinuance or either or both of such services, any other nationally recognized rating service,

                  (d) investments in certificates of deposit having maturities of less than one year, or repurchase agreements issued by commercial banks in the United States of America having capital and surplus in excess of $50,000,000, or commercial paper of the highest quality;

                  (e) investments in money market funds so long as the entire investment therein is fully insured or so long as the fund is a fund operated by a commercial bank of the type specified in (d) above; and

                  (f) investments and loans permitted by Section 6.14 herein.

         Section 7.04 Distributions, and Redemptions; Issuance of Stock. Purchase, redeem, or otherwise acquire for value any of its stock now or hereafter outstanding, or return any capital to its stockholders, or make any distribution of its assets to its stockholders as such.

         Section 7.05 Sales and Leasebacks. Enter into any arrangement, directly or indirectly, with any Person by which any of the Borrowers shall sell or transfer any Property, whether now owned or hereafter acquired, and by which such of the Borrowers shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property that Borrowers intend to use for substantially the same purpose or purposes as the Property sold or transferred.

         Section 7.06 Nature of Business. Suffer or permit any material change to be made in the character of the business of any of the Borrowers or the Consolidated Entities, as carried on as of the date hereof.

          Section 7.07 Mergers, Consolidations, Etc. Merge, consolidate or reorganize with or into, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (whether now owned or hereafter acquired) to, or become an Affiliate of, any Person; provided, however, that with Agent's express prior written consent and provided that no Event of Default and no Default Condition has occurred, Borrowers may merge, reorganize or consolidate with any Person as long as, immediately after and giving effect to any such merger, reorganization or consolidation no event shall occur or would reasonably be expected to occur which constitutes a Default Condition or an Event of Default and, in the case of any such merger or consolidation to which Borrowers are a party, such of the Borrowers is the surviving corporation; provided, however, this section shall not be read to require the consent of Agent to an acquisition merger that complies with Section 6.14(a) in which CPC is either the survivor or the parent of a wholly-owned survivor.

         Section 7.08 Proceeds of Loan. Permit the proceeds of the Advances to be used for any purpose other than those permitted under this Agreement.

         Section 7.09 Disposition of Assets. Dispose of any of the assets of any of the Borrowers or the Consolidated Entities other than in the ordinary course of Borrowers' or such of the Consolidated Entities' (as applicable) present business upon terms standard in Borrowers' or such of the Consolidated Entities' (as applicable) industry.

         Section 7.10 Limitation on Business. Engage in any business other than the business in which the Borrowers or the Consolidated Entities are currently engaged.

         Section 7.11 Inconsistent Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance by Borrowers of their obligations.

         Section 7.12 Fiscal Year.  Change their respective Fiscal Year.

         Article VII A Financial Covenants.

         CPC covenants and agrees that, during the term of this Agreement and any extensions hereof and until the indebtedness described herein has been paid and satisfied in full, unless Agent shall otherwise first consent in written, CPC will not:

         Section 7A.01 Financial Covenants.

         (a) Minimum Net Worth. Permit its Consolidated Net Worth to be less than a minimum amount equal to: (a) $70,000,000, plus (b) on an annual basis for each Fiscal Year beginning with the 1997 Fiscal Year, a cumulative amount equal to 50% of annual Consolidated Net Income, plus (c) 100% of the net proceeds of any Equity Proceeds up to $35,000,000 raised by CPC subsequent to December 12, 1996, plus (d) 50% of the net proceeds of any Equity Proceeds in excess of $35,000,000 raised by CPC subsequent to December 12, 1996.

         (b) Funded Debt to EBITDA. Permit the ratio of CPC's Funded Debt (determined on a consolidated basis) divided by CPC's EBITDA (determined on a consolidated basis) to exceed a ratio of 4.0 to 1.0. as calculated on the Fiscal Quarter ending March 31, 1997 and as calculated on the Fiscal Quarter ending June 30, 1997, or permit the ratio of CPC's Funded Debt (determined on a consolidated basis) divided by CPC's EBITDA (determined on a consolidated basis) to exceed a ratio of 3.0 to 1.0 as calculated on September 30, 1997 and on each succeeding Fiscal Quarter thereafter. The calculation made as of the Fiscal Quarter ended June 30, 1997 shall be an annualized calculation of EBITDA using only the results of the Fiscal Quarters ended March 31, 1997 and June 30, 1997. The calculation made as of the Fiscal Quarter ended September 30, 1997 shall be an annualized calculation of EBITDA using only the results of the Fiscal Quarters ended March 31, 1997, June 30, 1997, and September 30, 1997. Commencing with the Fiscal Quarter ended on December 31, 1997, the calculations made herein shall be made on a trailing four (4) Fiscal Quarter basis.

         (c) EBITDA, Plus Leases to Interest Expense, Plus Leases Ratio. Commencing on March 31, 1997 and at the conclusion of each succeeding Fiscal Quarter, permit CPC's ratio of EBITDA, Plus Leases (determined on a consolidated basis) to CPC's Interest Expense, Plus Leases (determined on a consolidated basis) to be less than 1.15 to 1.0. The calculation made as of the Fiscal Quarter ended March 31, 1997 shall be an annualized calculation of EBITDA, Plus Leases and an annualized calculations of Interest Expense Plus Leases using only the results of the Fiscal Quarter ended March 31, 1997. The calculation made as of the Fiscal Quarter ended June 30, 1997 shall be an annualized calculation of EBITDA, Plus Leases and an annualized calculation of Interest Expense Plus Leases using only the results of the Fiscal Quarters ended March 31, 1997 and June 30, 1997. The calculation made as of the Fiscal Quarter ended September 30, 1997 shall be an annualized calculation of EBITDA, Plus Leases and an annualized calculation of Interest Expense Plus Leases using only the results of the Fiscal

Quarters ended March 31, 1997, June 30, 1997, and September 30, 1997. Commencing with the Fiscal Quarter ended on December 31, 1997, the calculations made herein shall be made on a trailing four (4) Fiscal Quarter basis.

         As used herein, "EBITDA, Plus Leases" for any period shall mean an amount equal to the sum of: (a) EBITDA, plus (b) an amount equal to lease payments made on CPC's consolidated capitalized and/or operating leases.

         As used herein "Interest Expense, Plus Leases" for any period shall mean an amount equal to the sum of: (a) Interest Expense, plus (b) an amount equal to CPC's consolidated capitalized an/or operating leases.

         (d) Funded Debt to Total Capitalization. Permit CPC's ratio of Funded Debt (determined on a consolidated basis) to CPC's Total Capitalization (determined on a consolidated basis) to exceed .70 to 1.0 at any time from the date hereof up to but not including June 30, 1997, and permit CPC's ratio of Funded Debt (determined on a consolidated basis) to CPC's Total Capitalization (determined on a consolidated basis) to exceed .60 to 1.0 as calculated as of June 30, 1997 and at any time thereafter prior to September 30, 1997, and permit CPC's ratio of Funded Debt (determined on a consolidated basis) to CPC's ratio of Total Capitalization (determined on a consolidated basis) to exceed .50 to
1.0 as calculated as of September 30, 1997 or at any time thereafter.

         Article VIII. Events of Default.

         Section 8.01 Events of Default. Any of the following events shall be considered an Event of Default as those terms are used in this Agreement:

                  (a) Principal and Interest Payments. The Borrowers fail to make payment by 1:00 P.M. (Nashville, Tennessee time) within five (5) days when due of any installment of principal or interest on the Revolving Credit Notes or Swing Line Note or the Borrowers fail to pay within five (5) days when due any payment due hereunder or under any of the Loan Documents; or the indebtedness described herein exceeds the Maximum Total Amount, and the Borrowers fail within five (5) days thereafter to make any payments required herein to reduce the indebtedness described herein to an amount equal to or less than the Maximum Total Amount; or

                  (b) Representations and Warranties. Any representation or warranty made by any of the Borrowers in any Loan Document is incorrect in any material respect as of the date thereof; or any representation, statement (including financial statements), certificate, or data furnished or made by Borrowers in any Loan Document with respect to any indebtedness is untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

                  (c) Obligations. Any of the Borrowers fail to perform any of their respective obligations as required by and contained in any Loan Document; or

                  (d) Involuntary Bankruptcy or Receivership Proceedings. A receiver, custodian, liquidator, or trustee of any of the Borrowers or Guarantors, or of any of their respective property, is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction; or any of the Borrowers or the Guarantors is adjudicated bankrupt or insolvent; or any of the Property of any of the Borrowers or the Guarantors is sequestered by court order or a petition is filed against any of the

         Borrowers or the Guarantors under any state or federal bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution, liquidation, or receivership law of any jurisdiction, whether now or hereafter in effect; or

                  (e) Voluntary Petitions. Any of the Borrowers or any of the Guarantors takes affirmative steps to prepare to file, or any of the Borrowers or any of the Guarantors files a petition in voluntary bankruptcy or to seek relief under any provision of any bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

                  (f) Assignments for Benefit of Creditors, Etc. Any of the Borrowers or any of the Guarantors makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator of any of the Borrowers or any of the Guarantors or of all or any part of its respective Properties; or

                  (g) Discontinuance of Business, Etc. Any of the Borrowers or any of the Guarantors discontinues its usual business, or any of the Borrowers or any of the Guarantors becomes an Affiliate of any Person, or any Person who is not presently an owner of a controlling interest in such of the Borrowers or any of the Guarantors becomes a controlling person; or

                  (h) Undischarged Judgments. If a final, non-appealable judgment for the payment of money in excess of $250,000 is rendered by any court or other governmental authority against any of the Borrowers or any of the Guarantors which is not fully covered by valid collectible insurance; or

                  (i) Violation of Laws, Etc. Any of the Borrowers violates or otherwise fails to comply with any law, rule, regulation, decree, order, or judgment under the laws of the United States of America, or of any state or jurisdiction thereof the effect of which has a material and adverse impact on any of the Borrowers; or any of the Borrowers fails or refuses at any and all times to remain current in its or their financial reporting requirements pursuant to such laws, rules, and regulations or pursuant to the rules and regulations of any exchange upon which the shares of any of the Borrowers are traded; or

                  (j) Execution of Guaranty by a Consolidated Entity. Should any Consolidated Entity not execute and deliver to Agent the guaranty and other items required by Section 6.13 herein.

         Section 8.02 Remedies. Upon the happening of any Event of Default set forth above, with the exception of those events set forth in Section 8.01(d) and 8.01(e): (i) Agent, acting pursuant to Lenders' direction as set forth in
Article XII, may declare the entire principal amount of all indebtedness then outstanding, including interest accrued thereon, to be immediately due and payable without presentment, demand, protest, notice of protest, or dishonor or other notice of default of any kind, all of which Borrowers hereby expressly waive, (ii) at Lenders' sole discretion and option, all obligations of any of the Lenders under this Agreement shall immediately cease and terminate unless and until each of the Lenders shall reinstate such obligations in writing; or
(iii) Lenders may bring an action to protect or enforce their rights under the Loan Documents or seek to collect the indebtedness described herein by any lawful means.

         Upon the happening of any event specified in Section 8.01(d) and
Section 8.01(e) above: (i) all indebtedness described herein, including all principal, accrued interest, and other charges or monies due in connection therewith shall be immediately and automatically due and payable in full, without presentment, demand, protest, or dishonor or other notice of any kind, all of which Borrowers hereby expressly waive, (ii) all obligations of Lenders under this Agreement shall immediately cease and terminate unless and until each of the Lenders shall reinstate such obligations in writing; or (iii) Lenders may bring an action to protect or enforce their rights under the Loan Documents or seek to collect the indebtedness described herein and/or enforce the obligations evidenced herein by any lawful means.

         Section 8.03 Default Conditions. Any of the following events shall be considered a Default Condition:

                  (a) Any of the Borrowers suffer a material adverse change in its financial condition; and

                  (b) Should any event occur that except for the giving of notice and/or the passage of time would be an Event of Default.

         Upon the occurrence of a Default Condition or at any time thereafter until such Default Condition no longer exists, the Borrowers agree that the Lenders, in their sole discretion, and without notice to Borrowers, may immediately cease making any Advances, all without liability whatsoever to Borrowers or any other Person whomsoever, all of which is expressly waived hereby. Borrowers release the Lenders and the Agent from any and all liability whatsoever, whether direct, indirect, or consequential, and whether seen or unforeseen, resulting from or arising out of or in connection with Lenders' determination to cease making Advances pursuant to this Section.

         Article IX. General Provisions.

         Section 9.01 Notices. All communications under or in connection with this Agreement or any of the other Loan Documents shall be in writing and shall be mailed by first class certified mail, postage prepaid, or otherwise sent by telex, telegram, telecopy, or other similar form of rapid transmission confirmed by mailing (in the manner stated above) a written confirmation at substantially the same time as such rapid transmission, or personally delivered to an officer of the receiving party. All such communications shall be mailed, sent, or delivered as follows:

                  (a) if to Borrowers, to its address shown below, or to such other address as Borrowers may have furnished to Agent in writing:

                                    2401 21st Avenue South
                                    Suite 200
                                    Nashville, Tennessee 37212
                                    Attn: Monroe J. Carell, Jr.

                  (b) if to Agent, to its address shown below, or to such other address or to such individual's or department's attention as it may have furnished Borrowers in writing:

                                    SunTrust Bank, Nashville, N.A., Agent
                                    201 Fourth Avenue, North
                                    Nashville, Tennessee 37244
                                    Attention: Allen Oakley

                  (c) if to Lenders, to the address of each of the Lenders as shown beside the respective signature of each of the Lenders.

Any communication so addressed and mailed by certified mail shall be deemed to be given when so mailed.

         Section 9.02 Invalidity. In the event that any one or more of the provisions contained in any Loan Document for any reason shall be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document.

         Section 9.03 Survival of Agreements. All representations and warranties of Borrowers in this Agreement and all covenants and agreements in this Agreement not fully performed before the Closing Date of this Agreement shall survive the Closing Date.

         Section 9.04 Successors and Assigns. Borrowers may not assign their respective rights or delegate duties under this Agreement or any other Loan Document. All covenants and agreements contained by or on behalf of Borrowers in any Loan Document shall bind the Borrowers' successors and assigns and shall inure to the benefit of the Agent, each Lender, the Swing Line Lender, and their respective successors and assigns.

         Section 9.05 Waivers. Pursuant to T.C.A. Section 47-50-112, no action or course of dealing on the part of Agent, the Swing Line Lender, or any Lender, its officers, employees, consultants, or agents, nor any failure or delay by Agent, Swing Line Lender, or any Lender with respect to exercising any right, power, or privilege of Agent, Swing Line Lender, or any Lender under any of the Loan Documents shall operate as a waiver thereof, except as otherwise provided in this Agreement. Acting pursuant to the requirements of Article XII herein, Agent may from time to time waive any requirement hereof, including any of the Conditions Precedent; however no waiver shall be effective unless in writing and signed by the Agent. The execution by Agent of any waiver shall not obligate Agent, Swing Line Lender, or any Lender to grant any further, similar, or other waivers.

         Section 9.06 Cumulative Rights. Rights and remedies of Agent, Swing Line Lender, or any Lender under each Loan Document shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

         Section 9.07 Construction. This Agreement and the other Loan Documents constitute a contract made under and shall be construed in accordance with and governed by the laws of the State of Tennessee.

         Section 9.08 Time of Essence. Time is of the essence with regard to each and every provision of this Agreement.

         Section 9.09 Costs, Expenses, and Taxes. Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of Agent and Swing Line Lender (including the reasonable fees and out-of-pocket expenses of counsel for Agent and Swing Line Lender) incurred by Agent and Swing Line Lender in connection with the preparation, execution, delivery, administration, enforcement, or protection of Agent's, Swing Line Lender's, or Lenders' rights under the Loan Documents (including any suit for declaratory judgment or interpretation of the provisions hereof).

         Section 9.10 Entire Agreement; No Oral Representations Limiting Enforcement. This Agreement represents the entire agreement between the parties hereto except for such other agreements set forth in the Loan Documents, and any and all oral statements heretofore made regarding the matters set forth herein are merged herein.

         Section 9.11 Amendments. The parties hereto agree that this Agreement may not be modified or amended except in writing signed by the parties hereto.

         Section 9.12 Joint and Several Liability. Each of the Borrowers are jointly and severally liable for all representations, warranties, covenants, promises, and agreements of the Borrowers hereunder and under any of the Loan Documents. All references to the Borrowers shall be to each of the Borrowers on a joint and several basis.

         Section 9.13 Distribution of Information. The Borrowers hereby authorize the Agent, the Swing Line Lender, and each Lender, as the Agent, the Swing Line Lender, and each Lender may elect in its sole discretion, to discuss with and furnish to any Affiliate, to any government or self-regulatory agency with jurisdiction over the Agent, the Swing Line Lender, and each Lender, or to any participant or prospective participant, all financial statements, audit reports and other information pertaining to the Borrowers, the Guarantors and/or the Consolidated Entities whether such information was provided by Borrowers or prepared or obtained by the Agent or third parties. Neither the Agent nor any of its employees, officers, directors or agents make any representation or warranty regarding any audit reports or other analyses of Borrowers which the Agent may elect to distribute, whether such information was provided by Borrowers or prepared or obtained by the Agent or third parties, nor shall the Agent or any of its employees, officers, directors or agents be liable to any Person receiving a copy of such reports or analyses for any inaccuracy or omission contained in such reports or analyses or relating thereto.

         Article X. Jury Waiver.

         Section 10.01 Jury Waiver. IF ANY ACTION OR PROCEEDING INVOLVING THIS LOAN AGREEMENT OR ANY LOAN DOCUMENT IS COMMENCED IN ANY COURT OF COMPETENT JURISDICTION, BORROWERS, AGENT, SWING LINE LENDER, AND EACH LENDER HEREBY WAIVE THEIR RIGHTS TO DEMAND A JURY TRIAL.

         Article XI. Hazardous Substances.

         Section 11.01 Representation and Indemnity Regarding Hazardous Substances.

                  (a) Borrowers have no knowledge of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto any of its Property or on any of the Property of any Consolidated Entity; or of any spills or disposal of Hazardous Substances that have occurred or are occurring off any of its Property (or the property of any Consolidated Entity) as a result of any construction on or operation and use of such Property; in each case under this paragraph (a) so as to violate any Environmental Law in a manner that would have a material adverse effect on the business, Properties or financial condition of any of the Borrowers on the Consolidated Entities or on the ability of any of the Borrowers or the Guarantors to perform their respective obligations under this Agreement or any of the other Loan Documents.

                  (b) The Borrowers represent that its Property and any current operation concerning its Property (and the Property of any of the Consolidated Entities) and its business operations are not in violation of any applicable Environmental Law, and the Borrowers have no actual knowledge or any notice from any governmental body claiming that such Property or such business operations or operations or uses of the Property have or may result in any violation of any Environmental Law or requiring or calling attention to the need for any work, repairs, corrective actions, construction alterations or installation on or in connection with the Property or any of the Borrowers' business in order to comply with any Environmental Law with which Borrowers have not complied, in each case under this paragraph (b) wherein such violation would have a material adverse effect on the business, Properties, or financial condition of the Borrowers and/or any of the Consolidated Entities. If there are any such notices which would have such effect with which Borrowers have not complied, Borrowers shall provide Agent with copies thereof. If Borrowers receive any such notice which would have such effect, Borrowers will immediately provide a copy to Agent.

                  (c) Borrowers, jointly and severally, agree to indemnify and hold Agent, Swing Line Lender, and Lenders harmless from and against any and all claims, demands, damages, losses, liens, liabilities, penalties, fines, lawsuits, and other proceedings, costs and expenses (including, without limitation, reasonable attorneys' fees), arising directly or indirectly from or out of, or in any way connected with (i) the presence of any Hazardous Substances on any of its Property or the Property of any Consolidated Entity in violation of any Environmental Law; (ii) any violation or alleged violation of any Environmental Law relating to Hazardous Substances on any of its Property or the Property of any Consolidated Entity, whether attributable to events occurring before or after Borrowers' acquisition of any of its Property or the acquisition of such property by any Consolidated Entity; (iii) any violation of any Environmental Law by any of the

         Borrowers or any of the Consolidated Entities resulting from the conduct of its business, use of its Property, or otherwise; or (iv) any inaccuracy in the certifications contained in Section 11.01(a).

         Article XII. The Agent.

         Section 12.01 Appointment of Agent. Each Lender hereby designates STB as Agent to administer all matters concerning the Loans and to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Revolving Credit Note by the acceptance of a Revolving Credit Note shall be deemed irrevocably to authorize, the Agent to take such actions on its behalf under the provisions of this Agreement, the other Loan Documents and all other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its agents or employees. The Lenders agree that neither the Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct. The Lenders agree that the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any of the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise be imposed upon or exist against the Agent.

         Section 12.02 Authorization of Agent with Respect to the Loan Documents. (a) Each Lender hereby authorizes the Agent to enter into each of the Loan Documents and to take all action contemplated thereby, all in its capacity as Agent for the ratable benefit of the Lenders. All rights and remedies under the Loan Documents may be exercised by the Agent for the benefit of the Agent and the Lenders upon the terms thereof. The Lenders further agree that the Agent may assign its rights and obligations under any of the Loan Documents to any Affiliate of the Agent, if necessary or appropriate under applicable law, which assignee in each such case shall (subject to compliance with any requirements of applicable law governing the assignment of such Loan Documents) be entitled to all the rights of the Agent under and with respect to the applicable Loan Document.

         (b) The Agent shall administer the Loans described herein and the Loan Documents on behalf of and for the benefit of the Lenders in all respects as if the Agent were the sole Lender under the Loan Documents, except that:

                  (i) The Agent shall administer the Loans and the Loan Documents with a degree of care at least equal to that customarily employed by the Agent in the administration of similar credit facilities for its own account.

                  (ii) The Agent shall not, without the consent of the Majority Lenders, take any of the following actions:

                           (A) agree to a waiver of any material requirements,
                  covenants, or obligations of any of the Borrowers or Guarantors contained herein;

                           (B) agree to any amendment to or modification of any
                  of the terms of any of the Loan Documents;

                           (C) waive any Event of Default or Default Condition
                  as set forth in the Credit Agreement;

                           (D) accelerate the indebtedness described in the
                  Credit Agreement following an Event of Default; or

                           (E) initiate litigation or pursue other remedies to
                  enforce the obligations contained in any Loan Document or to collect the indebtedness described herein.

                  (iii) The Agent shall not, without the consent of all of the Lenders, take any of the following actions:

                           (A) extend the maturity of any payment of principal
                  of or interest on the indebtedness described herein;

                           (B) reduce any fees paid to or for the benefit of
                  Lenders under the Credit Agreement;

                           (C) reduce the rate of interest charged on the
                  indebtedness described herein;

                           (D) release any Guaranty of any Material Subsidiary;

                           (E) waive, amend, modify or change the Conditions
                  Precedent;

                           (F) postpone any date fixed for the payment in
                  respect of principal of, or interest on the indebtedness described herein, or any fees hereunder;

                           (G) modify the definition of Majority Lenders; or

                           (H) modify this Section 12.02(b)(iii).

                  (c) The Agent, upon its receipt of actual notice thereof, shall notify the Lenders of: (i) each proposed action that would require the consent of the Lenders as set forth herein, or (ii) any action proposed to be taken by the Agent in the administration of the Loans and Loan Documents not in the ordinary course of business; provided that any failure of the Agent to give the Lenders any such notice shall not alone be the basis for any liability of the Agent to the Lenders except for the Agent's gross negligence or willful misconduct.

                  (d) The Lenders agree that the Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or willful misconduct. Agent shall incur no liability to any of the Lenders for giving consent on behalf of the Lenders when under the terms of this Agreement consent may not be unreasonably withheld.

                  (e) The Agent shall not be liable to the Lenders or to any Lender in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Majority Lenders or all of the Lenders, where expressly required by this Agreement, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders. In each circumstance where any consent of or direction from the Majority Lenders or all of the Lenders is required or requested by Agent, the Agent shall send to the Lenders a notice setting forth a description in reasonable detail of the matter as to which consent or direction is requested and the

         Agent's proposed course of action with respect thereto. In the event the Agent shall not have received a response from any Lender within five (5) Business Days after Agent sends such notice, such Lender shall be deemed to have agreed to the course of action proposed by the Agent.

         Section 12.03 Agent's Duties Limited; No Fiduciary Duty. The Lenders agree that the Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents. The Lenders agree that none of the Agent nor any of its respective officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The Agent shall not have by reason of this Agreement a fiduciary relationship to or in respect of any Lender, and nothing in this Agreement, express or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or the other Loan Documents except as expressly set forth herein.

         SECTION 12.04 NO RELIANCE ON THE AGENT. (A) EACH LENDER REPRESENTS AND WARRANTS TO THE AGENT AND THE OTHER LENDERS THAT INDEPENDENTLY AND WITHOUT RELIANCE UPON THE AGENT, EACH LENDER, TO THE EXTENT IT DEEMS APPROPRIATE, HAS MADE AND SHALL CONTINUE TO MAKE (I) ITS OWN INDEPENDENT INVESTIGATION OF THE FINANCIAL CONDITION AND AFFAIRS OF THE BORROWERS, THE GUARANTORS, AND THE CONSOLIDATED ENTITIES IN CONNECTION WITH THE TAKING OR NOT TAKING OF ANY ACTION IN CONNECTION HEREWITH, AND (II) ITS OWN APPRAISAL OF THE CREDIT WORTHINESS OF THE BORROWERS, THE GUARANTORS, AND THE CONSOLIDATED

ENTITIES, AND, EACH LENDER FURTHER AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE AGENT SHALL HAVE NO DUTY OR RESPONSIBILITY, EITHER INITIALLY OR ON A CONTINUING BASIS, TO PROVIDE ANY LENDER WITH ANY CREDIT OR OTHER INFORMATION WITH RESPECT THERETO, WHETHER COMING INTO ITS POSSESSION BEFORE THE MAKING OF THE LOANS OR AT ANY TIME OR TIMES THEREAFTER. AS LONG AS ANY OF THE LOANS ARE OUTSTANDING AND/OR ANY AMOUNT IS AVAILABLE TO BE REQUESTED OR BORROWED HEREUNDER, OR THIS AGREEMENT AND THE LOAN DOCUMENTS HAVE NOT BEEN CANCELLED AND TERMINATED, EACH LENDER SHALL CONTINUE TO MAKE ITS OWN INDEPENDENT EVALUATION OF THE FINANCIAL CONDITION AND AFFAIRS OF THE BORROWERS, THE GUARANTORS, AND THE CONSOLIDATED ENTITIES.

         (b) The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement, the Revolving Credit Notes, the Swing Line Note, the Guarantees, the other Loan Documents, or any other documents contemplated hereby or thereby, or the financial condition of the Borrowers, the Guarantors, or any of the Consolidated Entities, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Revolving Credit Notes, the Swing Line Note, the Guarantees, the other Loan Documents or the other documents contemplated hereby or thereby, or the financial condition of the Borrowers, the Guarantors, or any of the Consolidated Entities or the existence or possible existence of any Default Condition or Event of Default.

         Section 12.05 Certain Rights of Agent. The Lenders agree that if the Agent shall request instructions from the Majority Lenders (or all of the Lenders where unanimity is expressly required under the terms of this Agreement) with respect to any action or actions (including the failure to act) in connection with this Agreement, the Agent shall be entitled to refrain from such act or taking such act, unless and until the Agent shall have received instructions from the Majority Lenders (or all of the Lenders where unanimity is expressly required under the terms of this Agreement); and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders (or, with regard to acts for which the consent of all of the Lenders is expressly required under the terms of this Agreement, in accordance with the instructions of all of the Lenders).

         Section 12.06 Reliance by Agent. The Lenders agree that the Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Lenders agree that the Agent may consult with legal counsel (including counsel for any Lender), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         Section 12.07 Indemnification of Agent. To the extent the Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Agent, ratably according to their respective Pro Rata Share, for, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees of experts, consultants and counsel and disbursements) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The obligations and indemnifications arising under this Section 12.07 shall survive termination of this Agreement, repayment of the Loans and indebtedness arising in connection with the Letters of Credit and expiration of the Letters of Credit.

         Section 12.08 The Agent in its Individual Capacity. With respect to its obligation to lend under this Agreement, the Loan made by it and the Revolving Credit Note issued to it, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Revolving Credit Note and may exercise the same as though it were not performing the duties of Agent specified herein; and the terms "Lenders," "Majority Lenders," "holders of Revolving Credit Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent also may exercise the rights and remedies of the

Swing Line Lender. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrowers, the Guarantors, the Consolidated Entities, or any Affiliate of the Borrowers as if it were not performing the duties specified herein as Agent, and may accept fees and other consideration from the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

         Section 12.09 Holders of Notes. The Agent and the Borrowers may deem and treat the payee of any Revolving Credit Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the Borrowers. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Revolving Credit Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Credit Note.

         Section 12.10 Successor Agent. (a) The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with cause by the Majority Lenders; provided, however, the Agent may not resign or be removed until (i) a successor Agent has been appointed and shall have accepted such appointment, (ii) the successor Agent has assumed all responsibility for issuance of the Letters of Credit and the successor Agent has assumed in the place and stead of the Agent all existing liability under outstanding Letters of Credit, and (iii) the successor Agent has assumed in the place and stead of the Agent all liability and responsibility of the Swing Line Lender, including the purchase by the successor Agent from the Agent of the Swing Line Lender's position in the Swing Line Note. The transactions described in the immediately preceding sentence shall be accomplished pursuant to written agreements reasonably satisfactory to the Agent and the successor Agent. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank that maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or any State thereof, or any Affiliate of such bank, having a combined capital and surplus of at least $100,000,000.

         (b) Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

         Section 12.11 Notice of Default or Event of Default. In the event that the Agent or any Lender shall acquire actual knowledge, or shall have been notified, of any Default Condition or Event of Default (other than through a notice by one party hereto to all other parties), the Agent or such Lender shall promptly notify the Agent, and the Agent shall take such action and assert such rights under this Agreement as the Majority Lenders shall request in writing, and the Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If, following notification by Agent to Lenders, the Majority Lenders (or all of the Lenders if required hereunder) shall fail to request the Agent to take action or to assert rights under this Agreement in respect of any Default Condition or Event of Default within five (5) Business Days after their receipt of the notice of any Default Condition or Event of Default from the Agent or any Lender, or shall request inconsistent action with respect to such Default Condition or Event of Default, the Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article VIII hereof) as it deems in its discretion to be advisable for the protection of the Lenders.

         Section 12.12 Benefit of Agreement.

         (a) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender, provided that no such action shall increase the cost of the Loans to the Borrowers.

         (b) Each Lender may assign a portion of its interests, rights and obligations under this Agreement, including all or a portion of any of its Revolving Credit Loan Commitment (including without limitation its commitment to participate in Letters of Credit) to any Eligible Assignee; provided, however, that (i) the amount of the Revolving Credit Loan Commitment of the assigning Lender subject to each assignment (determined as of the date the assignment and acceptance with respect to such assignment is delivered to the Agent) shall not be less than an amount equal to $5,000,000 or greater integral multiples thereof, and (ii) the parties to each such assignment shall execute and deliver to the Agent and the Borrowers an Assignment and Acceptance, together with a Revolving Credit Note or Revolving Credit Notes subject to such assignment and, unless such assignment is to an Affiliate of such Lender, a processing and recordation fee of $3,000. Borrowers shall not be responsible for such processing and recordation fee or any costs or expenses incurred by any Lender or the Agent in connection with such assignment. From and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, the assignee thereunder shall be a party hereto and to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement. Notwithstanding the foregoing, the assigning Lender must retain after the consummation of such Assignment and Acceptance, a minimum aggregate amount of Revolving Credit Loan Commitment of $10,000,000; provided, however, no such minimum amount shall be required with respect to any such assignment made at any time there exists an Event of Default hereunder. Within five (5) Business Days after receipt of the notice and the Assignment and Acceptance, Borrowers, at their own expense, shall execute and deliver to the Agent, in exchange for the surrendered Revolving Credit Note or Revolving Credit Notes, a new Revolving Credit Note or Revolving Credit Notes to the order of the Eligible Assignee in a principal amount equal to the applicable Revolving Credit Loan Commitment assumed by it pursuant to such Assignment and Acceptance, as well as a and new Revolving Credit Note or Revolving Credit Notes to the assigning Lender in the amount of its retained Revolving Credit Loan Commitment. Such new Revolving Credit Notes to the Eligible Assignee and to the assigning Lender shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Note or Revolving Credit Notes, shall be dated the date of the surrendered Revolving Credit Note or Revolving Credit Notes that they replace, and shall otherwise be in substantially the form attached hereto as Exhibit C.

         (c) No assignment of all or any portion of this Agreement by any Lender shall be permitted without compliance with the provisions of Section 2.12(b) hereof, or if such assignment would violate any applicable securities law. In connection with its execution and delivery hereof each Lender represents that it is acquiring its interest herein for its own account for investment purposes and not with a view to further distribution thereof, and shall require any proposed assignee to furnish similar representations to the Agent and the Borrowers.

         (d) Each Lender may, without the consent of Borrowers or the Agent but subject to the provisions of Section 2.07, sell participations in its respective Revolving Credit Loan Commitment and Letter of Credit commitments to such Lender's Affiliate(s), but sales of participations to Persons other than such Lender's Affiliates shall be made only with the prior consent of the Agent and in all events subject to said section. Provided, however, that (i) no Lender may sell a participation in its aggregate Revolving Credit Loan Commitment and Letter of Credit commitments (after giving effect to any permitted assignment hereof) unless it retains an aggregate exposure of at least $10,000,000 (except that no such limitation shall be applicable to any such participation sold at any time there exists an Event of Default hereunder), (ii) such Lender's obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (v) Borrowers and the Agent and other Lenders shall continue to deal solely and directly with each Lender in connection with such Lender's rights and obligations as provided in this Agreement and the other Loan Documents. Each Lender shall promptly notify in writing the Agent of any sale of a participation hereunder.

         (e) Any Lender or participant may, in connection with the assignment or participation or proposed assignment or participation, pursuant to this Section 12.12, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrowers, Guarantors, or the Consolidated Entities furnished to such Lender by or on behalf of Borrowers, Guarantors, or any of the Consolidated Entities. With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree to use the information only for the purpose of making any necessary credit judgments with respect to this credit facility and not to use the information in any manner prohibited by any law, including without limitation, the securities laws of the United States. The proposed participant or assignee shall agree in writing not to disclose any of such information except (i) to directors, employees, auditors or counsel to whom it is necessary to show such information, each of whom shall be informed of the confidential nature of the information and agree to maintain the confidentiality thereof as described herein, (ii) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over such entity, or as otherwise required by law (provided prior notice is given to Borrowers and the Agent unless otherwise prohibited by the subpoena, order or law), and (iii) upon the request or demand of any regulatory agency or authority with proper jurisdiction. The proposed participant or assignee, and such representatives, shall further agree to return to Borrowers all documents or other written material and copies thereof received from any Lender, the Agent or Borrowers relating to such confidential information.

         (f) Any Lender may at any time assign all or any portion of its rights in this Agreement and the Revolving Credit Notes issued to it to a Federal Reserve Bank; provided that no such assignment shall release the assigning Lender from any of its obligations hereunder.

                  ENTERED INTO the date first above written.

                                       BORROWERS:

                                       CENTRAL PARKING CORPORATION

                                       By:
                                          --------------------------------

                                       Title:
                                             -----------------------------

                                       CENTRAL PARKING SYSTEM, INC.

                                       By:
                                          --------------------------------

                                       Title:
                                             -----------------------------

                                       CENTRAL PARKING SYSTEM REALTY, INC.

                                       By:
                                          --------------------------------

                                       Title:
                                             -----------------------------

                                       AGENT:

                                       SUNTRUST BANK, NASHVILLE, N.A., Agent

                                       By:
                                          --------------------------------

                                       Title:
                                             -----------------------------

                                       LENDERS:

                                       SUNTRUST BANK, NASHVILLE, N.A.

                                       By:
                                          --------------------------------

                                       Title:
                                             -----------------------------

                                       Address:   201 Fourth Avenue North
                                                  Nashville, Tennessee 37219

                                       Pro Rata Share: 100%